Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and between

SPECTRA ENERGY PARTNERS (DE) GP, LP

and

SPECTRA ENERGY PARTNERS, LP

Dated as of May 2, 2013

i

v

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Amended Holdco Agreement
Exhibit B	Financial Statements Current Assets
Exhibit C	Financial Statements Current Liabilities
Exhibit D	FIRPTA Certificate
Exhibit E	JV Operations Services Agreement

SCHEDULES

Schedule A             Agreed Valuation Principles

DISCLOSURE SCHEDULES

Contributor Disclosure Schedule

SEP Disclosure Schedule

CONTRIBUTION AGREEMENT, dated as of May 2, 2013, by and between Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (“Contributor”) and Spectra Energy Partners, LP, a Delaware limited partnership (“SEP”).

W I T N E S S E T H:

WHEREAS, Spectra Energy Corp, a Delaware corporation (“Spectra Energy Corp”) (a) indirectly owns 56.5% of the ownership interests in SEP in the form of Common Units (as defined below) and (b) indirectly owns through Contributor, a 2% general partner interest in SEP in the form of General Partner Units (as defined below);

WHEREAS, Spectra Energy Corp acquired indirectly through its Subsidiaries (including the Contributor) the Express U.S. Pipeline System pursuant to a Securities Purchase Agreement dated December 10, 2012 (the “Original Purchase Agreement”) by and among Spectra Energy Corp and Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, among others, which transaction was completed on March 14, 2013 (the “Original Purchase Closing Date”);

WHEREAS, as of the date of this Agreement, Spectra Energy Express Holding, Inc., a Delaware corporation (“SE Express Holding”) owns all of the equity interests in Express Holdings (USA), LLC, a Delaware limited liability company (the “U.S. Holdco”) and Spectra Energy Express (US) Restructure Co., ULC, a Nova Scotia unlimited liability company (“SE US Restructure Co”), and the U.S. Holdco owns all of the equity interests in Express Pipeline LLC, a Delaware limited liability company (“Express Pipeline LLC”) and Platte Pipe Line Company, LLC, a Delaware limited liability company (“Platte Pipe Line Company”);

WHEREAS, Express Pipeline LLC and Platte Pipe Line Company own (a) a crude oil pipeline running from the Canada-United States border to the Casper Terminal of the Platte Pipeline near Casper, Wyoming and (b) a pipeline running from the Platte Casper Terminal to the refining and terminal complex located at Wood River, Illinois, as well as, in each case, certain pump stations, equipment and other such property incidental thereto (the “Express U.S. Pipeline System”);

WHEREAS, prior to the Closing (as defined below):

(a) Spectra Energy Corp intends to cause SE Express Holding to convert to a limited liability company organized under the Laws of the State of Delaware;

(b) next, Spectra Energy Corp intends to cause SE Express Holding to distribute 100% of its interest in Spectra Energy Express Pipeline (Canada), Inc. to Spectra Energy Transmission, LLC, a Delaware limited liability company (“SE Transmission”);

(c) next, Spectra Energy Corp intends to cause SE Express Holding to contribute its 100% unlimited liability company interests in SE US Restructure Co to U.S. Holdco;

(d) next, Spectra Energy Corp intends to cause SE Transmission to contribute its 100% right, title and interest in and to SE Express Holding to Spectra Energy Southeast Pipeline Corporation, a Delaware corporation (“SE Southeast Pipeline”);

(e) next, Spectra Energy Corp intends to cause SE Southeast Pipeline to contribute its 100% right, title and interest in and to SE Express Holding to Contributor;

(f) next, Spectra Energy Corp intends to cause SE Express Holding to distribute 40% of all right, title and interest in and to U.S. Holdco to Contributor (the actions to be taken in clauses (a) through (d) above, collectively, the “Restructuring”);

WHEREAS, Contributor will then contribute to SEP and SEP would then accept from Contributor, its 40% right, title and interest in and to the U.S. Holdco (the “Contributed Interests”), and, in exchange, SEP would (a) issue to Contributor the Total Unit Consideration (as defined below) and (b) distribute to Contributor the Cash Distribution (as defined below);

WHEREAS, contemporaneously with the execution of this Agreement, Spectra Energy Express Pipeline (Canada), Inc., a Delaware corporation, Spectra Energy Capital Funding, Inc., a Delaware corporation, and SEP have entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which SEP will acquire 100% of the equity interests in Spectra Energy Express Pipeline Canada Holding, S.ar.l, a Luxembourg limited liability company, which indirectly owns a crude oil pipeline running from Hardisty, Alberta to the Canada-United States border near Wildhorse, Alberta, as well as certain pump stations, equipment and other such property incidental thereto, and an intercompany note; and

WHEREAS, the Conflicts Committee (as defined below) has (i) received an opinion of Simmons & Co., the financial advisor to the Conflicts Committee, that the total consideration paid by SEP pursuant to this Agreement and the Securities Purchase Agreement and the terms of the transactions contemplated by this Agreement and the Securities Purchase Agreement are fair to SEP and the holders of SEP’s common units (other than Contributor and its Affiliates) from a financial point of view, (ii) found this Agreement and the Securities Purchase Agreement and the transactions contemplated hereby and thereby to be in the best interest of SEP and the holders of SEP’s common units (other than Contributor and its Affiliates) and (iii) approved this Agreement and the Securities Purchase Agreement and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2013 Unaudited Financials” has the meaning set forth in Section 5.6(b).

“Acquisition Cenex Expense” means $108,565, which represents 40% of all capital expenditures related to the Cenex Project that were allocated to and paid by Contributor or its Affiliates pursuant to Section 2.3 of the Original Purchase Agreement and allocated to the Companies.

“Acquisition D&O Insurance Expense” means $66,300, which represents 40% of the out of pocket costs and expenses allocated to and incurred by Contributor and its Affiliates and allocated to the Companies to obtain D&O Insurance pursuant to Section 7.14 of the Original Purchase Agreement.

“Adjusted Current Assets” means, as of any given time, the Financial Statements Current Assets as determined in accordance with the Agreed Valuation Principles.

“Adjusted Current Liabilities” means, as of any given time, the Financial Statements Current Liabilities as determined in accordance with the Agreed Valuation Principles.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, (a) the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof), whether through the ownership of voting securities, by Contract or otherwise and (b) notwithstanding anything in this definition to the contrary, none of SEP and its subsidiaries, on the one hand, and Spectra Energy Corp and all of its other subsidiaries, including Contributor, on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreed Valuation Principles” has the meaning set forth in Section 2.3(a).

“Agreement” means this Contribution Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation Schedule” has the meaning set forth in Section 7.22(b).

“Amended Holdco Agreement” means the First Amended and Restated Limited Liability Company Agreement of Express Holdings (USA), LLC, in substantially the form attached hereto as Exhibit A.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

“Base Cash Distribution” means an amount equal to $379,290,312.40.

“Benefit Plans” has the meaning set forth in Section 5.14(b).

“Built-in Gain” has the meaning set forth in Section 7.22(b).

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the State of New York, the Province of Alberta or the Province of Ontario are closed.

“Canadian ASPE” means the Canadian Accounting Standards for Private Enterprises as in effect at any specified time.

“Cap” has the meaning set forth in Section 10.4(c).

“Capital Lease Obligations” means with respect to any Person, for any applicable period, the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations as of any date will be the capitalized amount of such obligations as of such date determined in accordance with GAAP.

“Cash Distribution” has the meaning set forth in Section 2.2.

“Cenex Adjustment” means an amount equal to (a) the Equity Percentage multiplied by (b) the sum of all capital expenditures paid or accrued (but in the case of accruals, only to the extent included in Financial Statements Current Liabilities) by the Companies after March 14, 2013 and prior to the Closing Date in connection with the Cenex Project.

“Cenex Project” means that certain tank construction project contemplated by the Commitment Agreement, dated May 9, 2012, among Express Pipeline LP, Express Pipeline LLC and CHS Inc.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” has the meaning set forth in Section 10.5(a).

“Closing” means the closing of the Transactions.

“Closing Cash Distribution” has the meaning set forth in Section 2.3(b).

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Consideration” means the number of Common Units that is computed by (a) multiplying $138,820,000 by 98% and (b) dividing the resulting amount by the Per Unit Value; provided, however, that if the number of Common Units so computed is not a whole number, such number shall be rounded to the nearest whole number of Common Units (and a 0.5 Common Unit shall be rounded to the next higher Common Unit).

“Common Units” has the meaning set forth in the SEP Partnership Agreement.

“Companies” means, collectively, the U.S. Holdco, SE US Restructure Co, Express Pipeline LLC and Platte Pipe Line Company.

“Company Systems” means the crude oil pipelines, lateral lines, pumps, pump stations, storage facilities, terminals and other related assets that are owned by the Companies.

“Conflicts Committee” has the meaning set forth in the SEP Partnership Agreement.

“Continuing Intercompany Agreements” means those Intercompany Agreements listed on Section 1.1(a) of the Contributor Disclosure Schedule.

“Contract” means any written agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, license or other legally binding written agreement.

“Contributed Interests” has the meaning set forth in the recitals.

“Contribution Aggregate Value” means the sum of (a) the Base Cash Distribution and (b) the Total Unit Consideration multiplied by the Per Unit Value.

“Contributor” has the meaning set forth in the preamble.

“Contributor Approvals” means those approvals, filings or notifications set forth on Section 5.5(a) and Section 5.5(b) on the Contributor Disclosure Schedule.

“Contributor Disclosure Schedule” means the disclosure schedule of even date herewith delivered to SEP by Contributor prior to or simultaneously with the execution and delivery of this Agreement by SEP.

“Contributor Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Controlled Group Member” means any corporation, organization, trade or business (whether or not incorporated) that is treated as a single employer together with Spectra Energy Corp under Sections 414(b), 414(c), 414(m) or 414(o) of the Code and the Treasury Regulations thereunder.

“Cross Receipt” means a cross receipt acknowledging the receipt of the items in Section 2.6(a), Section 2.6(e) and Section 2.6(f) by Contributor and the items in Section 2.7(a) and Section 2.7(g) by SEP.

“D&O Insurance” means “tail” insurance policies for directors’ and officers’ liability or fiduciary liability claims relating to periods prior to the Original Purchase Closing Date that were purchased in accordance with Section 7.14 of the Original Purchase Agreement.

“Deductible” has the meaning set forth in Section 10.4(a).

“Disclosure Schedules” has the meaning set forth in Section 11.10.

“Distribution Adjustment Consultation Period” has the meaning set forth in Section 2.4(e).

“Distribution Adjustment Review Period” has the meaning set forth in Section 2.4(b).

“Easements” means easements, rights of way, licenses, land use permits and other similar agreements granting rights in the owned real property of another Person.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage, Easement or other restriction on transfers.

“Environmental Law” means any Law concerning the protection of the environment (including natural resources, air, surface water, groundwater, drinking water supplies, and surface or subsurface land) or the environmental impact of any use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, Release or threatened Release, emission, discharge, or disposal of any Hazardous Material, or pollution, contamination or remediation of the environment.

“Environmental Permit” means any permit, approval, identification number, license, registration or other authorization required under any applicable Environmental Law.

“Equity Percentage” means 40%.

“Estimated Cenex Adjustment” has the meaning set forth in Section 2.3(a).

“Estimated Notes Balance” has the meaning set forth in Section 2.3(a).

“Estimated Statement” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” means the estimate of the Working Capital as of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.

“Expert” means a partner or principal of a widely recognized accounting or law firm with expertise in the relevant area of disagreement to be submitted to such partner or principal, provided that such partner or principal does not, and the accounting or law firm with which such partner or principal is associated does not, have a conflict of interest with respect to the determination of the dispute which is to be submitted to such partner or principal.

“Expert Selection Process” means the selection by mutual agreement, as to the Expert, among the parties that are in disagreement over a matter to be submitted to the Expert or, in the absence of such mutual agreement, the appointment of the Expert by the International Chamber of Commerce Centre for Expertise to resolve such disagreement.

“Express U.S. Audited Financial Statements” has the meaning set forth in Section 5.6(a).

“Express U.S. Financial Statements” means (a) as of the date of this Agreement, the Express U.S. Audited Financial Statements and (b) as of the Closing Date, the Express U.S. Audited Financial Statements together with the 2013 Unaudited Financials.

“Express U.S. Pipeline System” has the meaning set forth in the recitals.

“Express Pipeline LLC” has the meaning set forth in the recitals.

“Express Pipeline LP” means Express Pipeline Limited Partnership, a limited partnership organized under the Laws of Alberta.

“FERC” means the Federal Energy Regulatory Commission or any successor federal agency.

“Final Cenex Adjustment” has the meaning set forth in Section 2.4(f).

“Final Notes Balance” has the meaning set forth in Section 2.4(f).

“Final Statement” has the meaning set forth in Section 2.4(f).

“Final Working Capital” has the meaning set forth in Section 2.4(f).

“Financial Records” has the meaning set forth in Section 2.4(b).

“Financial Statements Current Assets” means the “current assets” of the Companies, as defined by GAAP (excluding all Tax assets properly accrued for any period prior to March 14, 2013, and excluding all Non-Ordinary Course Intercompany Receivables); provided, however, that to the extent a payment has been made to the Indentures Trustee on behalf of the Companies in respect of the Notes, the cash in respect of such payment shall not be considered a “current asset” of the Companies even if such payment has not yet been applied by the Indentures Trustee to reduce the Indebtedness outstanding under the Notes. Attached as Exhibit B hereto is a statement of what the Financial Statements Current Assets would have been if the Closing Date had been March 31, 2013.

“Financial Statements Current Liabilities” means the “current liabilities” of the Companies, as defined by GAAP (excluding all Tax liabilities properly accrued for any period prior to March 14, 2013, and excluding all Non-Ordinary Course Intercompany Payables); provided, however, that to the extent a payment has been made to the Indentures Trustee on behalf of the Companies in respect of the Notes, such payment shall reduce the liability of the Companies that would otherwise be included in “current liabilities” with respect to such Indebtedness even if such payment has not yet been applied by the Indentures Trustee to reduce the Indebtedness outstanding under the Notes. Attached as Exhibit C hereto is a statement of what the Financial Statements Current Liabilities would have been if the Closing Date had been March 31, 2013.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles in effect at any specified time.

“General Partner Units” has the meaning set forth in the SEP Partnership Agreement.

“Government Entity” means any federal, state, provincial, local or foreign court, tribunal, administrative body or other governmental or quasi-governmental entity, including any head of a government department, body or agency, with competent jurisdiction.

“GP Unit Consideration” means the number of General Partner Units that is computed by (a) multiplying $138,820,000 by 2% and (b) dividing the resulting amount by the Per Unit Value; provided, however, that if the number of General Partner Units so computed is not a whole number, such number shall be rounded to the nearest whole number of General Partner Units (and a 0.5 General Partner Unit shall be rounded to the next higher General Partner Unit).

“Hazardous Materials” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, as of any specified time, (a) all obligations of such Person for borrowed money to the extent required to be reflected as a liability on a balance sheet prepared in accordance with Canadian ASPE or GAAP, as applicable, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent required to be reflected as a liability on a balance sheet prepared in accordance with Canadian ASPE or GAAP, as applicable, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (b) and (c).

“Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indentures Trustee” means the trustee under the Trust Indenture and the Supplemental Trust Indenture.

“Independent Accountant” has the meaning set forth in Section 2.4(f).

“Initial Statement” has the meaning set forth in Section 2.4(a).

“Intellectual Property” means intellectual property rights, pursuant to statutory or common law, worldwide in respect of (a) trademarks, service marks, trade dress, slogans, logos and goodwill associated therewith, and any applications or registrations for any of the foregoing and (b) copyrights and any applications or registration for any of the foregoing.

“Inter-Borrower Agreements” means together, the Inter-Borrower Agreement dated February 6, 1998 among Express Pipeline LLC, Express Pipeline LP and Platte Pipe Line Company and the Inter-Borrower Agreement dated June 28, 2005 among Express Pipeline LLC, Express Pipeline LP and Platte Pipe Line Company.

“Intercompany Agreements” means Contracts between Spectra Energy Corp or any of its Affiliates, on the one hand, and any of the Companies, on the other hand.

“Interest Rate” means, as of any given time, an interest rate per annum equal to the average of the United States 3 Month Treasury bill rate, as available on Bloomberg ticker “USGG3M <Index>,” or, if such information is no longer available from Bloomberg, as available from a comparable internationally recognized source agreed upon in good faith by the Parties.

“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act, codified at 49 U.S.C. App. §§ 1 et seq (1988).

“JV Operations Services Agreement” means the Operations Services Agreement between U.S. Holdco and an Affiliate of Contributor, in substantially the form attached hereto as Exhibit E.

“Knowledge” or any similar phrase means (a) with respect to Contributor, the actual knowledge of the individuals listed on Section 1.1(b) of the Contributor Disclosure Schedule and (b) with respect to SEP, the actual knowledge of the individuals listed on Section 1.1(a) of the SEP Disclosure Schedule, subject to the subject matter limitations set forth thereon, as applicable, and without any requirement of inquiry or investigation.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Liabilities” of any Person means, as of any given time, any and all Indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Liquidated Damages Payment” has the meaning set forth in Section 7.16(e).

“Losses” means, with respect to any Indemnified Party, any and all losses, Liabilities, claims, obligations, judgments, fines, settlement payments, awards or damages of any kind actually suffered or incurred by such Indemnified Party after the Closing (together with all reasonably incurred cash disbursements, costs and expenses, costs of investigation, defense and appeal and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim, but excluding any lost profits or diminution of value of the Contributed Interests or Total Unit Consideration.

“Manuals” has the meaning set forth in Section 7.2(b).

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that has been, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the assets, liabilities, capitalization, business, financial condition or results of operations of the Companies, taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred: (a) any change or prospective change in Law or accounting standards (GAAP) or interpretations or the enforcement thereof applicable to any of the Companies or the Express U.S. Pipeline System, (b) any change in U.S. or Canadian economic, political or business conditions or financial, credit, debt or securities market conditions generally, including changes in interest rates, exchange rates, commodity prices, electricity prices and fuel costs, (c) any legal, regulatory or other change generally affecting the industries, industry sectors or geographic sectors in which the Companies or the Express U.S. Pipeline System operates, including any change in the prices of oil, natural gas, natural gas liquids or other hydrocarbon products or the demand for related transportation and storage services, (d) any change resulting or arising from the execution or delivery of the Agreement or the other Transaction Documents, the consummation of the Transactions, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators), (e) any change resulting or arising from acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (f) any change resulting or arising from the taking of, or the failure to take, any action by Contributor, its Affiliates or any of the Companies required or otherwise expressly contemplated by this Agreement or consented to or requested by SEP in writing or the failure to take any action requested by Contributor in writing and not consented to by SEP, (g) any change in the credit rating of any of the Companies or any of their securities or (h) any failure by Contributor, any of the Companies or the Express U.S. Pipeline System to achieve any published or internally prepared budgets, projections, predictions, estimates, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a) through (g) of this definition); provided, further, that with respect to clauses (a) through (c) and (e) of this definition, such change, circumstance, development, state of facts, effect or condition may be taken into account to the extent it disproportionately impacts the Companies as compared to other companies in the industries in which the Companies operate. The Parties agree that the determination of whether there has been or would reasonably be expected to be a Material Adverse Effect shall be made after giving effect to any changes to the calculation of Working Capital arising or resulting from such adverse effect and after giving effect to any insurance proceeds (net of any deductibles) and indemnification payments that, in either case, would reasonably be expected to be payable as a result of the adverse effect subject to such determination.

“Material Contracts” means any Contract in effect on the date hereof to which any of the Companies is a party (a) evidencing Indebtedness of the Companies in excess of $750,000, (b) that provides for the payment by or on behalf of any of the Companies in excess of $750,000 per annum, or the delivery by any of the Companies of goods or services with a fair market value in excess of $750,000 per annum, during the remaining term thereof (in each case, based on the Companies’ good faith estimate taking into account payments or deliveries, as applicable, during the calendar year 2012), (c) that provides for any of the Companies to receive any payments in excess of, or any property with a fair market value in excess of, $750,000 per annum, during the remaining term thereof (in each case, other than for the delivery by any of the Companies of goods or services and based on the Companies’ good faith estimate), (d) that contains covenants restricting the ability of the Companies to compete in the crude oil transportation business or any other lines of business in any geographic area or with any Person (in each case, other than restrictions that are de minimis in nature or amount), (e) that is a swap, option, hedge, future or similar instrument, (f) that relates to the acquisition or disposition of any business or assets pursuant to which any Company has any remaining material liability, (g) that licenses Intellectual Property from a third party, other than “shrink wrap”, “click wrap” or “off the shelf” software licenses that are generally commercially available, (h) that grants any of the Companies an equity interest in any partnership or joint venture (other than in other Companies), including any agreement or commitment to make a loan or contribution to any joint venture or partnership or (i) the breach or termination of which would, individually or in the aggregate, have a Material Adverse Effect; provided, however, that “Material Contract” shall not include any Contract that is an Intercompany Agreement.

“Mini-Basket” has the meaning set forth in Section 10.4(b).

“MLP GP Recourse Liability” means a liability of SEP that constitutes recourse indebtedness for which Contributor bears the economic risk of loss, within the meaning of Treasury Regulation Section 1.752-2.

“National Energy Board Act” means the National Energy Board Act, R.S.C. 1985, c. N-7, as amended.

“NEB” means the National Energy Board of Canada and its successors.

“Non-Ordinary Course Intercompany Payables” shall mean all payables owed by any of the Companies to Contributor or any Affiliate of Contributor (other than any of the Companies), as determined in accordance with GAAP, other than any such payables accrued in the ordinary course of business. All payables pursuant to the Notes shall be considered accrued in the ordinary course of business.

“Non-Ordinary Course Intercompany Receivables” shall mean all receivables owed to any of the Companies by Contributor or any Affiliate of Contributor (other than any of the Companies), as determined in accordance with GAAP, other than any such receivables accrued in the ordinary course of business.

“Noon Rate” means, in relation to the conversion of one currency into another currency and as of any designated date, the rate of exchange for such conversion as quoted by the Bank of Canada (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions at Toronto, Ontario, Canada) at approximately noon (Toronto time) on such date.

“Notes” means the 6.09% Second Series Senior Secured Guaranteed Notes due January 15, 2020 issued pursuant to the Trust Indenture and the 7.39% Subordinated Secured Notes due December 31, 2019 issued pursuant to the Supplemental Trust Indenture.

“Notes Balance” means, as of any given time, an amount equal to (a) the Equity Percentage multiplied by (b) the aggregate Indebtedness of the Companies in respect of the Notes, as allocated pursuant to the Inter-Borrower Agreements and as determined in accordance with the Agreed Valuation Principles; provided, however, that to the extent a payment has been made to the Indentures Trustee on behalf of the Companies in respect of the Notes, such payment shall reduce the Notes Balance even if such payment has not yet been applied by the Indentures Trustee to reduce the Indebtedness outstanding under the Notes.

“Notice of Distribution Adjustment Disagreement” has the meaning set forth in Section 2.4(d).

“Notice Period” has the meaning set forth in Section 10.5(a).

“Ordinary Course Contracts” means Contracts related to the ordinary course ownership and/or operation of the Express U.S. Pipeline System, including Easements, Contracts for shipping, interconnection, storage and terminaling, Contracts otherwise in the ordinary course providing for rights to use, and/or access to, the Company Systems and similar Contracts.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document and (e) with respect to any other Person, its comparable organizational documents.

“Original Purchase Agreement” has the meaning set forth in the recitals.

“Original Purchase Closing Date” has the meaning set forth in the recitals.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Parties” means Contributor and SEP, each individually referred to herein as a “Party”.

“Per Unit Valuation Date” means the date that is two Business Days prior to the Closing Date.

“Per Unit Value” means the product of (a) 97% and (b) the volume-weighted average price of the Common Units on the New York Stock Exchange during the 20 trading days immediately preceding the Per Unit Valuation Date, calculated using the Bloomberg SEP Equity AQR function.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents issued by or obtained from any Government Entity.

“Permitted Encumbrances” means, with respect to the Companies, (a) Encumbrances reflected or reserved against or otherwise disclosed in the Express U.S. Audited Financial Statements, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business securing payments not yet delinquent, or that are being contested in good faith by appropriate proceedings, provided that required reserves have been established by the Companies with respect to such contest, (c) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which required reserves have been established on the Express U.S. Financial Statements, (d) pledges and deposits made in the ordinary course of business with respect to, and in compliance in all material respects with, workers’ compensation, unemployment insurance and other social security Laws or regulations, (e) with respect to any interest in real property, (i) any conditions, rights, reservations, exceptions or restrictions relating to real property or real property rights owned or leased by the Companies that are disclosed on any title commitment or report or are otherwise registered with the relevant Government Entity, (ii) any conditions that may be shown by a current survey or physical inspection, (iii) Encumbrances imposed by Law and any rights reserved to or vested in any grantor of rights with respect to the Express U.S. Pipeline System and (iv) zoning, building, subdivision or other similar requirements or restrictions, (f) undetermined or inchoate liens incurred or created as security in favor of any Person with respect to the development or operation of any part of the Express U.S. Pipeline System, to the extent not due and payable or delinquent, (g) liens granted or arising in the ordinary course of business to any public utility or Government Entity with respect to the Express U.S. Pipeline System or operations pertaining thereto to the extent not due and payable or delinquent, (h) purchase money liens and liens securing rentals under capital leases with third parties entered into in the ordinary course of business, (i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (j) judgment and attachment Encumbrances or Encumbrances created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (k) exclusive licenses and non-exclusive licenses granted in the ordinary course of business, (l) Encumbrances incurred in the ordinary course of business since December 31, 2012 that do not secure the payment of Indebtedness for borrowed money, (m) Encumbrances created by SEP or its permitted successors and assigns, (n) imperfections or irregularities of title that would not, individually or in the aggregate, materially and adversely impact the business of the Companies as conducted by them as of the date hereof, (o) Encumbrances under applicable securities Laws, (p) Encumbrances identified on Section 1.1(c) of the Contributor Disclosure Schedule and (q) Encumbrances securing the Notes.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Government Entity, a trust, an unlimited liability company or other entity or organization.

“Platte Pipe Line Company” has the meaning set forth in the recitals.

“Policies” has the meaning set forth in Section 5.18(a).

“Post-Closing Adjustment” has the meaning set forth in Section 2.4(h).

“Pre-Closing Letter of Credit” has the meaning set forth in Section 7.7.

“Pre-Closing Period” has the meaning set forth in Section 7.8(a).

“Receiving Party” has the meaning set forth in Section 7.5.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means any action required by any Environmental Law to investigate, clean up, remove, remediate, monitor or conduct corrective action with respect to, Hazardous Materials Released into the environment.

“Replacement Letter of Credit” has the meaning set forth in Section 7.7.

“Representatives” means, with respect to any Person, any and all partners, managers, members (if such Person is a member-managed limited liability company), directors, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Required Financials” has the meaning set forth in Section 7.16(b).

“Restructuring” has the meaning set forth in the recitals.

“Retained Liabilities” means (a) all Liabilities relating to the litigation disclosed in items 1 through 6 of Section 5.10 of the Contributor Disclosure Schedule and (b) any liabilities (contingent or otherwise) the Companies may have as a result of being Controlled Group Members.

“SE Express Holding” has the meaning set forth in the recitals.

“SE Southeast Pipeline” has the meaning set forth in the recitals.

“SE US Restructure Co” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” has the meaning set forth in the recitals.

“SEP” has the meaning set forth in the preamble.

“SEP Approvals” has the meaning set forth in Section 6.3.

“SEP Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Contributor by SEP prior to or simultaneously with the execution and delivery of this Agreement by Contributor.

“SEP Financial Statements” has the meaning set forth in Section 6.10.

“SEP Indemnified Parties” has the meaning set forth in Section 10.2(a).

“SEP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of SEP dated as of July 2, 2007, as amended by that certain Amendment No. 1 thereto dated as of April 11, 2008.

“SEP Restricted Equity Proceeds” shall mean any proceeds received by SEP or any of its Subsidiaries from any private or public offering or sale of equity securities of SEP or any of its Subsidiaries (including any Common Units) that occurs prior to the date that is six months following the Closing Date.

“SEP SEC Documents” has the meaning set forth in Section 6.10.

“Spectra Energy Corp” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 7.8(a).

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such Person.

“Supplemental Disclosure” has the meaning set forth in Section 7.5.

“Supplemental Trust Indenture” means the First Supplemental Indenture, dated June 28, 2005, among Express Pipeline LP, and Express Pipeline LLC, as issuers, Platte Pipe Line Company, as guarantor, and the JPMorgan Chase Bank, N.A., as trustee.

“Survival Period” has the meaning set forth in Section 10.1.

“Target Notes Balance” means $66,000,000, which amount represents the estimated Notes Balance as of June 30, 2013.

“Target Working Capital” means $0.00.

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.) and the regulations promulgated thereunder, as amended.

“Tax Authority” means any Government Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Tax Returns” means all reports, returns, declarations, elections, notices, filings, forms, statements and other documents (whether intangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, filed or required to be filed by Law with respect to Taxes.

“Taxes” means all federal, state, provincial, territorial, local or foreign taxes, including income, capital, capital gains, gross receipts, windfall profits, value added, severance, property, production, sales, goods and services, harmonized sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, fees, duties, levies, customs, tariffs or imposts, assessments, obligations or charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Period” has the meaning set forth in Section 7.5.

“Third-Party Claim” has the meaning set forth in Section 10.5(a).

“Total Unit Consideration” means together, the GP Unit Consideration and the Common Unit Consideration.

“Transaction Debt” has the meaning set forth in Section 7.22(c).

“Transaction Documents” means this Agreement and any other documents delivered pursuant to this Agreement other than the Securities Purchase Agreement.

“Transactions” means the contribution of the Contributed Interests and the distribution of the Total Unit Consideration and the Cash Distribution and the other transactions contemplated by this Agreement incident thereto, including the Restructuring and the Amended Holdco Agreement, but for the avoidance of doubt does not include the transactions contemplated by the Securities Purchase Agreement, the Subordinated Term Loan Agreement and the Promissory Note, each dated March 13, 2013 and between Spectra Energy Express (Canada) Holding, ULC, a Nova Scotia unlimited liability company, as Borrower and Maker, respectively, and Spectra Energy Capital Funding, Inc., a Delaware corporation, as Lender and Holder, respectively, and the other transactions incident thereto.

“Transfer Requirements” means the provisions of the Organizational Documents of Contributor and the Companies setting forth any restriction on, or requirements for, transfer, rights of first offer, rights of first refusal, rights to notice or rights to consent, approve or otherwise vote in respect of any transfer or other disposition of the Contributed Interests.

“Transfer Taxes” has the meaning set forth in Section 7.8(d).

“Transition Services Agreement” means the Transition Services Agreement, dated as of March 14, 2013, among Kinder Morgan Canada, Inc., Kinder Morgan Pipelines (USA) Inc., Express Pipeline LP, Express Pipeline LLC and Platte Pipe Line Company.

“Treasury” means the U.S. Department of the Treasury.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Indenture” means the Trust Indenture, dated February 6, 1998, among Express Pipeline Limited Partnership, a limited partnership organized under the Laws of Alberta, and Express Pipeline LLC (as successor to Express Pipeline Partnership), as issuers, Platte Pipe Line Company, as guarantor, and the JPMorgan Chase Bank, N.A. (as successor to the Chase Manhattan Bank), as trustee.

“U.S. Holdco” has the meaning set forth in the recitals.

“USD Currency Equivalent” means, with reference to any amount (for the purposes of this definition, the “Original Amount”) expressed in Canadian dollars (for the purposes of this definition, the “Original Currency”), (a) as of any date prior to the Closing Date, the amount expressed in U.S. Dollars required to purchase the Original Amount of the Original Currency at the Noon Rate on the Business Day immediately preceding such date and (b) as of any date on or after the Closing Date, the amount expressed in U.S. Dollars required to purchase the Original Amount of the Original Currency at the Noon Rate on the Business Day immediately preceding the Closing Date.

“Working Capital” means, as of any given time, an amount equal to (a) the Equity Percentage multiplied by (b) the Adjusted Current Assets minus the Adjusted Current Liabilities.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Calculation of Time Periods. When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

Section 1.4 Other Definitional Provisions. Unless the express context otherwise requires:

(a) The word “day” means calendar day;

(b) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender include the other gender;

(h) references in this Agreement to the “United States” mean the United States of America and its territories and possessions;

(i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and

(j) except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

ARTICLE II

CONTRIBUTION; CONSIDERATION; CLOSING

Section 2.1 Contribution of Contributed Interests. On the terms and subject to the conditions set forth herein, Contributor shall contribute to SEP, and SEP shall accept from Contributor, the Contributed Interests, free and clear of all Encumbrances (other than those arising pursuant to the Organizational Documents of the Companies, this Agreement or applicable securities Laws or resulting from actions of SEP or any of its Affiliates).

Section 2.2 Consideration. On the terms and subject to the conditions set forth herein, in exchange for the Contributed Interests, at the Closing, SEP shall (a) issue to Contributor the Total Unit Consideration and (b) distribute to Contributor the Base Cash Distribution (subject to adjustment pursuant to Section 2.3 and Section 2.4 (as so adjusted, the “Cash Distribution”)), which distribution shall be sourced by SEP solely from debt proceeds under indebtedness that meets all the requirements of Section 7.22(c).

Section 2.3 Payments at Closing.

(a) On or prior to the third Business Day prior to the Closing Date, Contributor shall prepare and deliver to SEP a statement (the “Estimated Statement”) setting forth the Acquisition D&O Insurance Expense and the Acquisition Cenex Expense and calculating and setting forth Contributor’s good faith estimate of (i) the Working Capital (the “Estimated Working Capital”), (ii) the Notes Balance (the “Estimated Notes Balance”) and (iii) the Cenex Adjustment (the “Estimated Cenex Adjustment”). The Estimated Statement

shall be prepared in accordance with the accounting principles set forth on Schedule A hereto (the “Agreed Valuation Principles”). To the extent any amount in the Estimated Statement is calculated in Canadian Dollars, such amount shall be converted into its USD Currency Equivalent as of the date of delivery of the Estimated Statement and set forth in the Estimated Statement.

(b) At the Closing, SEP shall distribute to Contributor the Base Cash Distribution plus the Acquisition D&O Insurance Expense plus the Acquisition Cenex Expense, the sum of which shall be (i) (x) increased, if the Estimated Working Capital minus the Target Working Capital is a positive number, on a dollar-for-dollar basis by an amount equal to the Estimated Working Capital minus the Target Working Capital or (y) decreased, if the Estimated Working Capital minus the Target Working Capital is a negative number, on a dollar-for-dollar basis by the amount equal to the Target Working Capital minus the Estimated Working Capital and further (ii) (x) increased, if the Target Notes Balance minus the Estimated Notes Balance is a positive number, on a dollar-for-dollar basis by an amount equal to the Target Notes Balance minus the Estimated Notes Balance or (y) decreased, if the Target Notes Balance minus the Estimated Notes Balance is a negative number, on a dollar-for-dollar basis by the amount equal to the Estimated Notes Balance minus the Target Notes Balance (the total amount calculated pursuant to this sentence being referred to as the “Closing Cash Distribution”). The Closing Cash Distribution shall be subject to a Post-Closing Adjustment pursuant to the provisions of Section 2.4.

Section 2.4 Adjustment to Payment at Closing.

(a) Within 75 days following the Closing Date, SEP shall prepare and deliver to Contributor a statement (the “Initial Statement”) calculating and setting forth in accordance with GAAP (i) the actual Working Capital on the Closing Date, (ii) the actual Notes Balance on the Closing Date and (iii) the actual Cenex Adjustment as of the Closing Date, which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated. The Initial Statement shall be prepared in accordance with the Agreed Valuation Principles. To the extent that the calculation of any amount in the Initial Statement is calculated in Canadian Dollars, it shall be converted into its USD Currency Equivalent as of the Closing Date and set forth in the Initial Statement. If SEP does not deliver the Initial Statement to Contributor within 75 days following the Closing Date, then, at the election of Contributor, either (A) Contributor may prepare and present the Initial Statement within an additional 75 days thereafter or (B) the Estimated Working Capital shall be deemed to be the Final Working Capital, the Estimated Notes Balance shall be deemed to be the Final Notes Balance and the Estimated Cenex Adjustment shall be deemed to be the Final Cenex Adjustment, in each case, in accordance with the last sentence of Section 2.4(f). If Contributor prepares the Initial Statement in accordance with the immediately preceding sentence, all references to “Contributor” in Sections 2.4(b) and 2.4(d) shall be deemed to be references to “SEP” and all references to “SEP” shall be deemed, in Sections 2.4(b) and 2.4(d), to be references to “Contributor”.

(b) During the 60 days immediately following Contributor’s receipt of the Initial Statement (the “Distribution Adjustment Review Period”), SEP shall permit Contributor and its Representatives to review SEP’s working papers and any working papers of SEP’s independent accountants, in each case, relating to the preparation of the Initial Statement and the calculations related thereto, as well as all of the financial books, ledgers and records related thereto (the “Financial Records”), and SEP shall make reasonably available to Contributor the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement. Contributor acknowledges and agrees that access to the working papers of SEP’s independent accountants may be conditioned upon Contributor’s execution of a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to SEP’s independent accountants.

(c) SEP shall, following the Closing through the date that the Final Statement becomes such in accordance with the last sentence of Section 2.4(f), take all actions necessary or desirable to maintain and preserve all Financial Records, policies and procedures on which the Initial Statement is based or on which the Final Statement is to be based so as not to impede or delay the determination of the amounts set forth in the Initial Statement or the preparation of the Notice of Distribution Adjustment Disagreement or the Final Statement in the manner and utilizing the methods permitted by this Agreement.

(d) In the event that Contributor concludes that the Initial Statement or any amount set forth therein has not been prepared on the basis required by this Agreement, Contributor shall submit a written notice to SEP on or prior to the expiration of the Distribution Adjustment Review Period (the “Notice of Distribution Adjustment Disagreement”), which notice shall set forth in reasonable detail the basis of Contributor’s disagreement, the amounts involved and the proposed determination of the dispute amount. If no Notice of Distribution Adjustment Disagreement is received by SEP on or prior to the expiration date of the Distribution Adjustment Review Period, then the Initial Statement shall be deemed to have been accepted by Contributor and shall become final and binding upon the Parties in accordance with the last sentence of Section 2.4(f).

(e) During the 30 days immediately following the expiration of the Distribution Adjustment Review Period (the “Distribution Adjustment Consultation Period”), the Parties shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Distribution Adjustment Disagreement.

(f) If, at the end of the Distribution Adjustment Consultation Period, the Parties have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Distribution Adjustment Disagreement, then the Parties shall submit separate written statements setting forth in detail their respective positions with respect to all matters that remain in dispute with respect to the Notice of Distribution Adjustment Disagreement (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to Ernst & Young LLP (the “Independent Accountant”) promptly thereafter. In the event that Ernst & Young LLP refuses or is otherwise unable to act as the Independent Accountant, the Parties shall cooperate in good faith to appoint an independent certified public accounting firm qualified and of national recognition in the United States and Canada that is mutually agreeable to the Parties, in which event “Independent Accountant” shall mean such firm. Within 30 days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the Parties, on the basis of the Agreed Valuation Principles and in accordance with this Section 2.4(f), of the appropriate amount of each of the matters that remain in dispute with respect to the Notice of Distribution Adjustment Disagreement. To the extent any amount determined by the Independent Accountant pursuant to the preceding sentence is calculated in Canadian Dollars, it shall be converted into its USD Currency Equivalent as of the Closing Date. There shall be no ex parte communications between either Party, on the one hand, and the Independent Accountant, on the other hand, relating to those matters in dispute, other than the initial written submission by the Parties of their respective positions on the matters in dispute and written answers by the Parties to written questions from the Independent Accountant. With respect to each disputed line item, the Independent Accountant’s determination, if not in accordance with the position of either Party, shall not be in excess of the highest, nor less than the lowest, of the amounts advocated in any Notice of Distribution Adjustment Disagreement or in the Initial Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Distribution Adjustment Disagreement that remain in dispute. The statement setting forth the Working Capital on the Closing Date and the Notes Balance and Cenex Adjustment, in each case, as of the Closing Date that is final and binding on the Parties, as determined either through agreement of the Parties (deemed or otherwise) pursuant to Section 2.4(b), Section 2.4(d) and this Section 2.4(f) or through the determination of the Independent Accountant pursuant to this Section 2.4(f), is referred to herein as the “Final Statement”, and the determinations of the Working Capital, Notes Balance and Cenex Adjustment set forth in the Final Statement are respectively referred to as the “Final Working Capital”, the “Final Notes Balance” and the “Final Cenex Adjustment”.

(g) The cost of the Independent Accountant’s review and determination shall be shared equally by the Parties. During the review by the Independent Accountant, the Parties shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.4(f); provided, however, that the independent accountants of the Parties shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(h) The “Post-Closing Adjustment” shall be an amount equal to the sum of (i) the Final Working Capital minus the Estimated Working Capital, (ii) the Estimated Notes Balance minus the Final Notes Balance and (iii) the Final Cenex Adjustment minus the Estimated Cenex Adjustment. If the Post-Closing Adjustment is a positive amount, then SEP shall distribute cash to Contributor in the amount of the Post-Closing Adjustment, which distribution shall be sourced by SEP solely from debt proceeds under indebtedness that meets all the requirements of Section 7.22(c). If the Post-Closing Adjustment is a negative amount, then Contributor shall contribute cash to SEP in an amount equal to the absolute value of the Post-Closing Adjustment. Any such payment shall be made within three Business Days after the Final Statement becomes such, together with interest thereon, from the Closing Date through the date on which the applicable Post-Closing Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.11. Any such payment shall be treated as an adjustment to the Cash Distribution for all Tax purposes, to the maximum extent permitted by applicable Law.

Section 2.5 Closing. The Closing shall take place at the offices of Sidley Austin LLP, 1000 Louisiana, Ste. 6000, Houston, Texas 77002 at 9:00 a.m. (Central Time), on the later of (a) July 1, 2013 and (b) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other time and place as the Parties may all agree. Upon the occurrence of the Closing, the time and date that the applicable Transactions become effective shall be 12:01 a.m. (Central Time) on the Closing Date.

Section 2.6 Deliveries by SEP. At the Closing, SEP shall deliver, or cause to be delivered, the following items to Contributor or take the following actions:

(a) the Closing Cash Distribution by wire transfer of immediately available U.S. federal funds to an account specified by Contributor;

(b) the certificate to be delivered pursuant to Section 8.3(c);

(c) a duly executed counterpart of the Amended Holdco Agreement;

(d) the Cross Receipt executed by SEP;

(e) issue, in certificated or book entry form, to Contributor the Total Unit Consideration; and

(f) instruments of assignment, novation, release or termination and other instruments that may be required to effectuate the Transactions pursuant to the Organizational Documents of Contributor and the Companies, duly executed by SEP.

Section 2.7 Deliveries by Contributor. At the Closing, Contributor shall deliver, or cause to be delivered, to SEP the following:

(a) an assignment or assignments effecting the transfer to SEP of ownership of all of the Contributed Interests and such other documentation as is reasonably required to transfer the Contributed Interests to SEP;

(b) the certificate to be delivered pursuant to Section 8.2(c);

(c) a duly executed counterpart of the Amended Holdco Agreement;

(d) a duly executed counterpart of the JV Operations Services Agreement executed by all parties thereto;

(e) the Cross Receipt executed by Contributor;

(f) a certificate of good standing or the equivalent of recent date for each of the Companies from their respective jurisdictions of organization; and

(g) instruments of assignment, novation, release or termination and other instruments that may be required to effectuate the Transactions pursuant to the Organizational Documents of Contributor and the Companies, duly executed by Contributor.

Section 2.8 [Intentionally Omitted]

Section 2.9 [Intentionally Omitted]

Section 2.10 [Intentionally Omitted]

Section 2.11 Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the Interest Rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

Section 2.12 Payments. The Parties shall make any payment due to the others pursuant to this Article II by no later than 9:00 a.m. (Central Time) on the day when due (unless otherwise consented to by the Person to whom such payment is due). All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by or on behalf of the Person receiving such payment.

Section 2.13 Withholding. The Cash Distribution (including the Closing Cash Distribution) shall be paid without any deduction or withholding pursuant to Section 1445 of the Code; provided that, at the Closing, Contributor delivers to SEP a certificate, in the form attached hereto as Exhibit D, satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that Contributor is not a “foreign person”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR REGARDING

CONTRIBUTOR

Except as set forth in the applicable Contributor Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), Contributor represents and warrants to SEP as follows:

Section 3.1 Organization and Good Standing. Contributor has been duly organized, is validly existing and is in good standing under the Laws of the State of Delaware.

Section 3.2 Corporate Authorization. Contributor has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents, the performance of Contributor’s obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary action of Contributor. This Agreement and the other Transaction Documents to which Contributor is or will be a party have been or will be duly executed and delivered by Contributor and, assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of Contributor, enforceable against Contributor in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”).

Section 3.3 Ownership of the Contributed Interests. Contributor is the record and beneficial owner of, and has good and valid title to, the Contributed Interests, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of the U.S. Holdco or applicable securities Laws, or resulting from actions of SEP or any of its Affiliates).

Section 3.4 Non-Contravention. Assuming the receipt of all Contributor Approvals, the execution and delivery by Contributor of this Agreement and the other Transaction Documents to which Contributor is or will be a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of Contributor, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of Contributor pursuant to, any Contract to which Contributor is a party (with or without notice, lapse of time or both) or (c) assuming the receipt of all SEP Approvals, a breach or violation of, or a default under, any Law to which Contributor is subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of Contributor to consummate the Transactions.

Section 3.5 Consents and Approvals.

(a) Except in connection or in compliance with the Contributor Approvals, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Contributor from, or to be given by Contributor to, or to be made by Contributor with, any Government Entity, in connection with the execution, delivery and performance by Contributor of this Agreement and the other Transaction Documents to which Contributor is or will be a party and the consummation of the Transactions, except as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of Contributor to consummate the Transactions.

(b) No consent, approval, waiver, authorization, notice or filing is required to be obtained by Contributor from, or to be given by Contributor to, or made by Contributor with, any Person that is not a Government Entity in connection with the execution, delivery and performance by Contributor of this Agreement and the other Transaction Documents to which Contributor is or will be a party and the consummation of the Transactions, except for those required pursuant to the Transfer Requirements and as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of Contributor to consummate the Transactions.

Section 3.6 Litigation and Claims. As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation, that is, to the Knowledge of Contributor, (a) pending, (b) threatened in writing prior to the Original Purchase Closing Date, or (c) threatened on or after the Original Purchase Closing Date, against Contributor or any of its properties or assets before any Government Entity, except as would not, individually or in the aggregate, materially delay or impair the ability of Contributor to consummate the Transactions.

Section 3.7 Investment Intent. Contributor is receiving the Total Unit Consideration for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling the Common Units or General Partner Units issued to Contributor in violation of the Securities Act or any other applicable Law. Contributor acknowledges and agrees that the Common Units and General Partner Units issued to Contributor may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable Law.

ARTICLE IV

[INTENTIONALLY OMITTED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR REGARDING THE

COMPANIES AND THE EXPRESS U.S. PIPELINE SYSTEM

Except as set forth in the Contributor Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), Contributor represents and warrants to SEP as follows:

Section 5.1 Organization and Good Standing.

(a) Each of the Companies has been duly organized, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Companies is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2 Corporate Authorization. Each of the Companies has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents to which any Company is or will be a party, the performance of the Companies’ obligations thereunder and the consummation of the Transactions have been duly authorized by all necessary action of the Companies. The Transaction Documents to which any of the Companies is or will be a party have been or will be duly executed and delivered by such Company and assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Capitalization.

(a) All of the outstanding capital stock or other equity interests of the Companies have been duly authorized and are validly issued. Other than pursuant to the Organizational Documents of the Companies or as expressly provided in this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which any of the Companies are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of any of the Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Organizational Documents of the Companies, the capital stock or other equity interests in the Companies are not subject to any voting trust agreement or similar arrangement relating to the voting of such capital stock or other equity interests.

(b) A true and complete list of the Companies is set forth on Section 5.3(b) of the Contributor Disclosure Schedule, and such list sets forth, with respect to each such Company, its jurisdiction of organization or formation and its authorized and outstanding capital stock or other equity interests as of the date hereof and the ownership thereof. Except as disclosed on Section 5.3(b) of the Contributor Disclosure Schedule, none of the Companies owns an equity interest in any Person.

Section 5.4 Non-Contravention. Assuming the receipt of all Contributor Approvals, the execution and delivery by Contributor of this Agreement and the other Transaction Documents to which Contributor or any Company is or will be a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of any of the Companies, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of any of the Companies pursuant to, any Contract to which any Company is a party (with or without notice, lapse of time or both) or (c) assuming the receipt of all SEP Approvals, a breach or violation of, or a default under, any Law to which any Company is subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions or impair the ability of the Companies to consummate the Transactions.

Section 5.5 Consents and Approvals.

(a) Except in connection or in compliance with the approvals, filings and notifications required by applicable Laws that are set forth on Section 5.5(a) of the Contributor Disclosure Schedule, no consent, approval, waiver, authorization, notice or filing is required to be obtained by any Company from, or to be given by any Company to, or to be made by any Company with, any Government Entity, in connection with the execution, delivery and performance by the Companies of any Transaction Document to which each is or will be a party and the consummation of the Transactions, except as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions or impair the ability of the Companies to consummate the Transactions.

(b) No consent, approval, waiver, authorization, notice or filing is required to be obtained by any Company from, or to be given by any Company to, or made by any Company with, any Person that is not a Government Entity in connection with the execution, delivery and performance by the Companies of any Transaction Document to which each is or will be a party and the consummation of the Transactions, except as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions or impair the ability of the Companies to consummate the Transactions.

Section 5.6 Financial Statements.

(a) Copies of (i) the audited consolidated statements of financial position of Express US Holdings LP as of December 31, 2011, and the audited consolidated statements of earnings and/or loss, equity-ordinary units and cash flows of Express US Holdings LP for the fiscal year ended December 31, 2011 and (ii) the audited condensed consolidated statements of financial position of Express US Holdings LP as of December 31, 2012, and the audited condensed consolidated statements of earnings and/or loss, partners’ equity and cash flows of Express US Holdings LP for the fiscal year ended December 31, 2012 (together, the “Express U.S. Audited Financial Statements”) have been made available to SEP prior to the date of this Agreement. The Express U.S. Audited Financial Statements were prepared in accordance with Canadian ASPE and the Express U.S. Audited Financial Statements fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and consolidated cash flows of Express US Holdings LP, in each case, as of the dates and for the periods presented (except as may be noted therein).

(b) As of the Closing Date, copies of the unaudited consolidated statements of financial position of the U.S. Holdco as of March 31, 2013 and the unaudited consolidated statements of earnings and/or loss, partners’ equity and cash flows of the U.S. Holdco for the three months ended March 31, 2013 (the “2013 Unaudited Financials”) have been made available to SEP and have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and consolidated cash flows of the U.S. Holdco as of the dates and for the periods presented (except for the absence of notes and subject to normal recurring year-end adjustments).

Section 5.7 Absence of Liabilities. U.S. Holdco and its consolidated Subsidiaries have no Liabilities required by GAAP to be reflected in a consolidated balance sheet and no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act), but excluding all operating leases that are not Capital Lease Obligations, in each case, other than (a) Liabilities that were incurred since March 31, 2012 in the ordinary course of business, (b) Liabilities incurred in connection with this Agreement, the other Transaction Documents or the Transactions, (c) Liabilities that have been or will be discharged or paid in full prior to Closing, (d) Liabilities that would not, individually or in the aggregate, be material, (e) Liabilities incurred in connection with capital expenditures incurred after the date hereof and prior to Closing in accordance with Section 7.3 and (f) as reflected, reserved against or otherwise disclosed in the Express U.S. Financial Statements.

Section 5.8 Absence of Changes. Except as contemplated by this Agreement, to the Knowledge of Contributor, since December 31, 2012 through the date of this Agreement, the business of the Express U.S. Pipeline System has been conducted (a) in all material respects in the ordinary course of business and (b) there has not occurred any change in the business of the Express U.S. Pipeline System that, individually or in the aggregate, has had a Material Adverse Effect.

Section 5.9 Material Contracts.

(a) Section 5.9(a) of the Contributor Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the Material Contracts. A true and complete copy of each Material Contract has been made available to SEP.

(b) Each Material Contract is, in all material respects, a valid and binding obligation of the Company that is party thereto and, to the Knowledge of Contributor, each other party to such Material Contract. Each Material Contract is, in all material respects, enforceable against the Company that is party thereto and, to the Knowledge of Contributor, each other party to such Material Contract in accordance with its terms (subject to the Bankruptcy and Equity Exception). None of the Companies or, to the Knowledge of Contributor, any other party to a Material Contract, is in default or breach, in any material respect, of a Material Contract and, to the Knowledge of Contributor, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both).

Section 5.10 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding pending or, to the Knowledge of Contributor, (a) threatened in writing prior to the Original Purchase Closing Date or (b) threatened on or after the Original Purchase Closing Date or, to the Knowledge of Contributor, any pending investigation, in each case against the Companies or any of their properties or assets before any Government Entity except as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the Contributor’s or the Companies’ ability to consummate the Transactions.

Section 5.11 Compliance with Law; Permits.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Companies is, and since January 1, 2009 has been, in compliance in all material respects with all Laws applicable to it or its business, properties or assets and (ii) the Companies have all Permits required to conduct the business of the Express U.S. Pipeline System as currently conducted; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein, including those set forth in Section 5.13.

(b) The consummation of the Transactions will not cancel, suspend, terminate or otherwise require modification of any material Permit.

(c) Since January 1, 2009, the Companies have not received any written notice alleging any material violation under any applicable Law or Permit held by the Companies and, to the Knowledge of Contributor, there are no investigations or reviews pending or threatened by any Government Entity relating to any alleged violation of Law or the terms of any Permit arising out of operations of the Express U.S. Pipeline System other than, in each case, those that have been resolved.

Section 5.12 Properties.

(a) Except for Permitted Encumbrances and property rights terminated or disposed of after June 30, 2012 in the ordinary course of business, the Companies have (i) good and marketable title in fee simple to the owned real properties (other than the Easements) reflected in the Express U.S. Financial Statements free and clear of all Encumbrances, (ii) a valid, binding and enforceable leasehold interest in each of the leased properties used by the Companies in the conduct of the business as conducted by the Companies as of the date hereof, free and clear of all Encumbrances and (iii) good title to the material owned personal property reflected in the Express U.S. Financial Statements, free and clear of all Encumbrances.

(b) The Companies have such Easements as are necessary for the Companies to operate the Express U.S. Pipeline System substantially as operated on the date hereof, except for imperfections (including gaps, defects and irregularities) as would reasonably be anticipated to exist, based on industry practices, in a pipeline system of the size, age, location and other characteristics of the Express U.S. Pipeline System or as would not reasonably be expected to have a Material Adverse Effect.

(c) The real properties owned by the Companies (all of which are set forth on Section 5.12(c)(i) of the Contributor Disclosure Schedule), the real properties as to which one or more of the Companies holds a valid leasehold interest (all of which are set forth on Section 5.12(c)(ii) of the Contributor Disclosure Schedule) or Easements, as well as the real properties that may be used for the benefit of the Companies in connection with the Transition Services Agreement, constitute all of the real property used for the conduct of the business, in all material respects, of the Express U.S. Pipeline System as conducted by them on the date hereof. The personal properties owned by the Companies to conduct the operations of the Express U.S. Pipeline System, as well as the personal properties that may be used for the benefit of the Companies in connection with the Transition Services Agreement, constitute all of the personal property used for the conduct of the business, in all material respects, of the Companies as conducted by them on the date hereof.

(d) To the Knowledge of Contributor there is no (i) pending, (ii) threatened in writing prior to the Original Purchase Closing Date or (iii) threatened on or after the Original Purchase Closing Date, condemnation of any real property (excluding Easements) set forth in the Express U.S. Financial Statements by any Government Entity that would materially interfere with the conduct of the business of the Companies as conducted by the Companies as of the date hereof.

(e) To the Knowledge of Contributor, there have been no ruptures or explosions in the Company Systems resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such explosions or ruptures have been resolved. The Company Systems have been maintained, to the Knowledge of Contributor, consistent with industry standards, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.13 Environmental Matters.

(a) (i) The Companies are in compliance with all Environmental Laws applicable to them in the conduct of the business of the Express U.S. Pipeline System and possess all Environmental Permits for the operation of the Express U.S. Pipeline System as presently conducted and (ii) all past violations of Environmental Laws by the Companies, if any, have been resolved without any ongoing obligations, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Since January 1, 2008, and to the Knowledge of Contributor, prior to January 1, 2008, there have been no Releases of any Hazardous Materials from the Express U.S. Pipeline System or at any of the Companies’ owned real property that require Remedial Action pursuant to any Environmental Law, except for Releases that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

(c) The Companies have not received any written claim, demand, notice of violation, citation notice of potential liability, notice that a Company is a potentially responsible party under CERCLA or similar state or foreign Law, concerning any violation or alleged violation of, or any liability or potential liability under, any applicable Environmental Law (other than past violations, if any, that have been resolved, to the Knowledge of Contributor, without any ongoing obligations), except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings that are, to the Knowledge of Contributor, (i) pending, (ii) threatened in writing prior to the Original Purchase Closing Date or (iii) threatened on or after the Original Purchase Closing Date, concerning compliance by the Companies or liability of the Companies with any Environmental Law except as would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Companies do not and, to the Knowledge of Contributor, have not owned, leased or operated a site that (i) pursuant to CERCLA or any similar state or foreign Law, has been placed or is proposed to be placed by any Government Entity on the “National Priorities List” or similar state or foreign list, as in effect as of the Closing Date, or (ii) is currently involved with any voluntary clean-up program sponsored by a Government Entity, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Except for Ordinary Course Contracts, none of the Companies has contractually assumed the liabilities of third parties arising pursuant to Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Contributor has made available to SEP (i) all environmental reports prepared by third party engineering, consulting or similar firms for the Companies since December 31, 2009 or that were prepared for Contributor, in each case, that address material environmental obligations of the Companies and (ii) all Environmental Permits held by the Companies for the operation of the Express U.S. Pipeline System.

(h) Notwithstanding any other representation and warranty in this Article V, the representations and warranties set forth in this Section 5.13 are the Companies’ sole and exclusive representations and warranties regarding environmental matters.

Section 5.14 Employee Benefit Matters.

(a) The Companies do not have any employees.

(b) Following the Closing, there will be no employee benefit and compensation plans, programs, agreements and arrangements, including all pension, retirement, welfare, profit-sharing, thrift, savings, deferred compensation, compensation, incentive, equity-based, change in control, employment, retention, severance, retiree benefit, health benefit, fringe benefit, perquisite and similar plans, programs or arrangements sponsored, maintained or required to be sponsored or maintained by the Companies or to which the Companies have any liability (contingent or otherwise) (the “Benefit Plans”), and no Company will be a “participating employer” with respect to any Benefit Plans; provided, however, to the extent following the Closing the Companies continue to be Controlled Group Members, they may have liability with respect to certain Benefit Plans as a result of such Controlled Group Member status. Following the Closing, the Companies will not have any liabilities under or other obligations in respect of any Benefit Plan other than any liabilities (contingent or otherwise) the Companies may have as a result of being Controlled Group Members.

Section 5.15 [Intentionally Omitted]

Section 5.16 Tax Matters.

(a) All material Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Companies, taking into account any valid extension of time within which to file, have been or will be timely filed on or before the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes shown as owing by or with respect to the Companies on the Tax Returns described in Section 5.16(a) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued on the Express U.S. Financial Statements.

(c) No material examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 5.16(a) or any Taxes of or with respect to any Company are currently pending or have been proposed in writing or, to the Knowledge of Contributor, have been threatened.

(d) No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any material amount of Taxes of or with respect to the Companies or any material Tax Returns of or with respect to the Companies.

(e) None of the Companies will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Tax Law) or (v) in connection with or attributable to any transaction taking place on or after December 1, 2005, or, to the Knowledge of Contributor, any transaction taking place before such date, the application of Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or non-U.S. Tax Law), to include any material item of income in or exclude any material item of deduction from taxable income for any Tax period ending after the Closing Date.

(f) There are no Encumbrances other than Permitted Encumbrances on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(g) Since December 1, 2005, none of the Companies has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return that included as a member an entity other than any of the Companies.

(h) No closing agreements, private letter rulings or, to the Knowledge of Contributor, technical advice memoranda, or similar agreements or rulings with respect to material Taxes have been entered into or issued by any Tax Authority with respect to any of the Companies.

(i) No power of attorney has been granted by or with respect to any Company with regard to any material matters relating to Taxes.

(j) No state, local or non-U.S. jurisdiction in which any of the Companies has not filed Tax Returns has asserted that any of the Companies is required to file a Tax Return in such jurisdiction.

(k) Each Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, partner or other third party.

(l) No Company is a party to, is bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding.

(m) No Company has participated in any (i) “tax shelter” within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357) (or any comparable Laws of jurisdictions other than the United States) or (ii) “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of jurisdictions other than the United States).

(n) Section 5.16(n) of the Contributor Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications, of each Company for U.S. federal and state Tax purposes.

(o) For the purposes of the Code and the Treasury Regulations, all related party transactions involving any Company are and have been at all times at arm’s length.

(p) SE US Restructure Co has never made an election pursuant to subsection 261(3) of the Tax Act.

(q) SE US Restructure Co has at all times since incorporation been a “taxable Canadian corporation” and a “private corporation” within the meaning assigned by subsection 89(1) of the Tax Act.

(r) Notwithstanding any other representation and warranty in this Article V, the representations and warranties set forth in this Section 5.16 are Contributor’s sole and exclusive representations and warranties regarding Tax matters.

Section 5.17 Compliance.

(a) FERC Compliance. The Companies are, and since January 1, 2009 have been, in compliance (i) with the applicable provisions of the Interstate Commerce Act and (ii) with all applicable rules, regulations, orders, certificates and tariffs of the FERC and any state public utility commission having jurisdiction over any of the Companies’ businesses, operations or assets. Each Company has duly filed all material tariffs, forms and reports required to be filed by or with respect to such Company with the FERC and any state public utility commission having jurisdiction over any of the Companies’ businesses, operations or assets and such material forms and reports have been prepared in accordance with applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, to the Knowledge of Contributor, there are no investigations or audits by the FERC or any state utility commission related to the Companies’ businesses, operations, assets, rates, tariffs or services that are (i) pending, (ii) threatened in writing prior to the Original Purchase Closing Date or (iii) threatened on or after the Original Purchase Closing Date.

(b) Canadian Federal and Provincial Regulatory Compliance. The Companies are, and since January 1, 2009 have been, in compliance (i) with the applicable provisions of the National Energy Board Act and the regulations thereunder and (ii) with all applicable rules, regulations, orders, certificates and tariffs of the NEB and any provincial utilities or pipeline regulator, including the Alberta Utilities Commission, or any successor entities thereto, having jurisdiction over any of the Companies’ businesses, operations or assets. Each Company has duly filed all material tariffs, forms and reports required to be filed by or with respect to such Company with the NEB and any provincial utilities or pipeline regulator having jurisdiction over any of the Companies’ businesses, operations or assets and such material forms and reports have been prepared in accordance with applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.18 Insurance.

(a) Section 5.18(a) of the Contributor Disclosure Schedule sets forth a true and complete list of all policies of property and casualty insurance insuring the properties, assets, employees and/or operations of the Companies (collectively, the “Policies”). Such Policies are in full force and effect. All premiums payable under such Policies (including with respect thereto covering all periods up to and including the Closing Date) have been or will be paid in a timely manner and the Companies have complied in all material respects with the terms and conditions of all such Policies.

(b) None of the Companies is in default in any material respect under any provisions of the Policies, and there is no claim, and there has been no notice of circumstances filed with any carrier, by the Companies. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received with respect to any of the Policies. Such Policies are sufficient for compliance with the minimum stated requirements under all Material Contracts to which any of the Companies is a party.

(c) Section 5.18(c) of the Contributor Disclosure Schedule sets forth a list, from January 1, 2008, of all events noticed by or on behalf of the Companies with the Companies’ property insurance, potential losses in respect of which may exceed $250,000, and events noticed by or on behalf of the Companies with the Companies’ liability insurance, potential losses in respect of which may exceed $100,000, in each case relating to the Express U.S. Pipeline System without respect to any deductible or retention, and whether or not an insurance claim was filed with the applicable insurer.

Section 5.19 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of Contributor or any of its Affiliates who is entitled to any fee or commission from the Companies or their respective Affiliates in connection with the Transactions for which SEP, any of its Affiliates or the Companies would be liable.

Section 5.20 No Other Business. None of the Companies has engaged in any material respect in any business other than the business of the Express U.S. Pipeline System.

Section 5.21 Intellectual Property. To the Knowledge of Contributor (a) each of the Companies owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted, (b) no third party has asserted in writing against Contributor, any Company or any of their respective Affiliates a claim that any Company is infringing on the intellectual property of such third party and (c) no third party is infringing on the Intellectual Property owned by any of the Companies.

Section 5.22 Throughput Data. The Companies’ good faith estimates of the receipts of the Companies for the 12 month periods ended as of December 31, 2011 and December 31, 2012 of the volumes of crude oil transported on the Express U.S. Pipeline System at the Guernsey, Wyoming receipt point and at the Casper, Wyoming receipt point are set forth on Section 5.22 of the Contributor Disclosure Schedule.

Section 5.23 Bank Accounts. Section 5.23 of the Contributor Disclosure Schedule sets forth a true, complete and correct list of all deposit, demand, time, savings, passbook, security or similar accounts that the Companies maintain with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account, the purpose for which such account is established and the authorized signatories on each such account.

Section 5.24 Transactions with Affiliates. There are no Contracts between (a) any of the Companies or any of their directors, managers, officers, employees or consultants, or any member of their immediate families, on the one hand, and (b) Contributor or any Affiliate of Contributor (which, for the avoidance of doubt, does not include the Companies) or any of their directors, managers, officers, employees or consultants or any members of their immediate families, on the other hand, other than the Organizational Documents of U.S. Holdco and the Continuing Intercompany Agreements.

Section 5.25 Cenex Project. The preliminary estimated construction budget for the Cenex Project as of April 3, 2013 is set forth on Section 5.25 of the Contributor Disclosure Schedule, and, to Contributor’s Knowledge, it was prepared in good faith and based upon assumptions that were believed to be reasonable as of the date it was prepared.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and this Article V, none of Contributor, any of its Affiliates, any of its or their respective stockholders, trustees, members, fiduciaries or Representatives, and any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Contributor, the Companies, their respective Affiliates, the Express U.S. Pipeline System, the Contributed Interests, this Agreement, the other Transaction Documents or the Transactions. Except for the representations and warranties contained in Article III and this Article V, Contributor disclaims, on behalf of itself and its Affiliates, (a) any other representations or warranties, whether made by Contributor or any of its Affiliates or its respective stockholders, trustees, members, fiduciaries or Representatives or any other Person and (b) all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished. None of Contributor, any of its Affiliates, any of its respective stockholders, trustees, members, fiduciaries or Representatives or any other Person has made or is making any representations or warranties to SEP or any other Person regarding the probable success or profitability of the Companies or the Contributed Interests (whether before or after the Closing), including regarding the possibility or likelihood of any action, application, challenge, claim, proceeding or review, regulatory or otherwise, including, in each case, in respect of rates, or any particular result or outcome therefrom, or the possibility or likelihood of the occurrence of any environmental condition, Release or hazard, or any mechanical or technical issue, problem, or failure, or of any interruption in service, or of any increase, decrease or plateau in the volume of product or service, or revenue derived therefrom, or of the possibility, likelihood or potential outcome of any complaints, controversies or disputes with respect to existing or future customers or suppliers, in each case, related to any of the Companies or the Express U.S. Pipeline System.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SEP

Except as set forth in the SEP Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), SEP represents and warrants to Contributor as follows:

Section 6.1 Organization and Qualification. SEP has been duly organized, is validly existing and is in good standing under the Laws of the State of Delaware.

Section 6.2 Corporate Authorization. SEP has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents, the performance of SEP’s obligations hereunder and the consummation of the Transactions have been duly authorized by all necessary action of SEP. This Agreement and the other Transaction Documents to which SEP is or will be a party have been or will be duly executed and delivered by SEP and, assuming the due authorization, execution and delivery of the Transaction Documents by each Person that is or will be a party thereto, constitute the legal, valid and binding obligations of SEP, enforceable against SEP in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 6.3 Consents and Approvals. Except in connection, or in compliance, with the approvals, filings and notifications required by applicable Laws that are set forth on Section 6.3 of the SEP Disclosure Schedule (the “SEP Approvals”), no consent, approval, waiver, authorization, notice or filing is required to be obtained by SEP or any of its Affiliates from, or to be given by SEP or any of its Affiliates to, or be made by SEP or any of its Affiliates with, any Person (including any Government Entity) in connection with the execution, delivery and performance by SEP of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, except as would not, individually or in the aggregate, prevent or materially delay or impair the ability of SEP to consummate the Transactions.

Section 6.4 Non-Contravention. Assuming the receipt of all SEP Approvals, the execution and delivery by SEP of this Agreement and the other Transaction Documents to which it is or will be a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of SEP, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of SEP pursuant to, any Contract to which SEP is a party (with or without notice or lapse of time or both) or (c) assuming the receipt of all Contributor Approvals, a breach or violation of, or a default under, any Law to which SEP or its Affiliates are subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of SEP to consummate the Transactions.

Section 6.5 Litigation and Claims. As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of SEP, threatened, against SEP or any of its properties or assets before any Government Entity except as would not, individually or in the aggregate, prevent or materially impair or delay the ability of SEP to consummate the Transactions.

Section 6.6 Financing. SEP will have sufficient funds to pay the Cash Distribution to Contributor at the Closing, which distribution shall be sourced by SEP solely from debt proceeds under indebtedness that meets all the requirements of Section 7.22(c).

Section 6.7 Investment Intent. SEP is receiving the Contributed Interests for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling the Contributed Interests (a) in violation of the Securities Act or any other applicable Law or (b) in a manner that would result in the recognition of gain or loss by Contributor for U.S. federal income tax purposes. SEP acknowledges and agrees that the Contributed Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable Law and (ii) without complying with the terms of the Organizational Documents of U.S. Holdco.

Section 6.8 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of SEP or any of its Affiliates who is entitled to any fee or commission from SEP or any of its Affiliates in connection with the Transactions for which Contributor or any of its Affiliates would be liable.

Section 6.9 Issuance of Total Unit Consideration. Upon issuance, all of the Total Unit Consideration will be duly authorized, validly issued and outstanding, and will have been issued free of preemptive rights in compliance with Laws. Upon issuance, the Total Unit Consideration will be fully paid (to the extent required by the SEP Partnership Agreement) and nonassessable (subject to Del. Code Ann. Tit. 6, §§ 17-303, 17-607 and 17-804 (2007)). Upon consummation of the transactions contemplated by this Agreement, Contributor will acquire good and valid title to all of the Total Unit Consideration, free and clear of any Encumbrances other than transfer restrictions imposed thereon by securities Laws or arising under the SEP Partnership Agreement.

Section 6.10 SEP SEC Documents. SEP has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “SEP SEC Documents”). The SEP SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “SEP Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed SEP SEC Document filed prior to the date of this Agreement) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The SEP Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of SEP as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to SEP and has not resigned or been dismissed as independent registered public accountants of SEP as a result of or in connection with any disagreement with SEP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 6.11 Independent Investigation; No Other Representations or Warranties. SEP acknowledges that in making the decision to enter into this Agreement and to consummate the Transactions, SEP has relied solely on (a) the basis of its own independent investigation of the

Express U.S. Pipeline System, its components and the risks related thereto and (b) upon the express written representations, warranties and covenants in this Agreement. Without limiting the foregoing, SEP expressly acknowledges the provisions set forth in Section 5.26. Except for the representations and warranties contained in this Article VI, none of SEP, any of its Affiliates, any of its or their respective stockholders, trustees or Representatives, and any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to SEP or its Affiliates, or its or their respective businesses, the Total Unit Consideration, this Agreement, the other Transaction Documents to which SEP is or will be a party or the Transactions. Except for the representations and warranties contained in this Article VI, (i) SEP disclaims, on behalf of itself and its Affiliates, any other representations or warranties, whether made by SEP, any of its Affiliates, any of their respective stockholders, trustees or Representatives or any other Person and (ii) SEP disclaims, on behalf of itself and its Affiliates, all Liabilities and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Contributor or its Affiliates.

ARTICLE VII

COVENANTS

Section 7.1 Access and Information.

(a) From the date hereof until the Closing Date, subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations, upon reasonable prior notice, Contributor shall afford SEP and its Representatives reasonable access, during normal business hours, to the books and records, offices and properties of the Companies, furnish to SEP such additional financial and operational data and other information regarding the Companies as SEP may from time to time reasonably request and Contributor or its Affiliates shall make reasonably available to SEP any employees whose assistance and expertise is necessary to assist in connection with SEP’s preparation to integrate the Companies into SEP’s organization following the Closing. Any such access or requests shall (i) be supervised by such Persons as may be designated by Contributor and (ii) be conducted in such a manner so as not to interfere with any of the businesses or operations of Contributor, the Companies or their respective Affiliates and shall not contravene any applicable Law. All requests for information made pursuant to this Section 7.1(a) shall be directed to such Person or Persons as may be designated by the Party receiving such request, and no Party shall directly or indirectly contact any Representative of the other Party or its Affiliates without the prior approval of such designated Person or Persons. SEP further agrees to comply fully with all rules, regulations and instructions issued by Contributor or its Affiliates or other Persons in respect of SEP’s or its Representatives’ actions while upon, entering or leaving any properties of Contributor or its Affiliates.

(b) From and after the Closing, in connection with any reasonable business purpose, including (i) in response to the request or at the direction of a Government Entity, (ii) the preparation of Tax Returns or other documents related to Tax matters and (iii) the determination of any matter relating to the rights or obligations of Contributor and its

Affiliates under this Agreement or any other Transaction Document (including matters contemplated by Section 2.4), subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, SEP shall (A) afford Contributor and its respective Representatives reasonable access, during normal business hours, to the books, data, files, information and records of SEP and its Affiliates in respect of the Companies (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters), (B) furnish to Contributor such additional financial and other information regarding the Companies as Contributor may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (C) make available to Contributor the employees of SEP and its Affiliates (or, if applicable, any replacement manager or operator) whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Contributor, its respective Affiliates or its respective Representatives in connection with Contributor’s or such Affiliates’ or Representatives’ inquiries for any of the purposes referred to in this Section 7.1(b); provided, however, that such access or request shall not unreasonably interfere with the business or operations of SEP or any of its Affiliates.

Section 7.2 Books and Records.

(a) Retention by Contributor. Contributor and its Affiliates shall have the right to retain (i) copies of all books and records and all Tax Returns and other information and documents relating to Tax matters of the Companies, in each case, relating to periods ending on or prior to the Closing Date (A) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (B) as may be necessary for Contributor and its Affiliates to perform their respective obligations pursuant to this Agreement and the other Transaction Documents, in each case subject to compliance in all material respects with applicable Laws, and (ii) all data room materials and all books and records prepared in connection with the Transactions, including (A) any books and records that may be relevant in connection with the defense of disputes arising under this Agreement or (B) financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of any of Contributor or the Companies. Contributor and its Affiliates shall preserve and keep all such documents for a period of at least six years after the Closing Date. After the expiration of such six-year period, before Contributor and its Affiliates may dispose of any such documents, Contributor shall give SEP at least 90 days’ prior notice to such effect, and SEP shall be given an opportunity, at its own cost and expense, to remove and retain all or any of such documents as SEP may select.

(b) Manuals. Following the Closing, Contributor shall, and shall cause its Affiliates to, provide SEP with full access to all operating procedures, manuals, guidelines and other procedures used in connection with the Express U.S. Pipeline System, including the general operating procedure control room manuals, the operating procedure control room manuals applicable to the Express U.S. Pipeline System, the portions of the emergency response plans applicable to the Express U.S. Pipeline System, the facility operating procedures for each pump station and terminal on the Express U.S. Pipeline System and the portions of welding manuals and integrity management plans, including facilities, natural hazards and tank integrity plans, and training program materials, modules, tests, evaluation criteria and related records applicable to the Express U.S. Pipeline System (collectively, the “Manuals”). To the extent not already in the possession of the Companies as of the Closing, Contributor shall, and shall cause any of its Affiliates to, make available to SEP following Closing, upon SEP’s request, a copy of all of the Manuals and, to the extent in the possession of Contributor or its Affiliates, all other books and records (including all (i) Tax Returns and other information and documents relating to Tax matters, (ii) copies of all financial information and all other accounting books and records, (iii) land and right of way records, (iv) compliance records, (v) minute books, (vi) stockholder or partner transfer ledgers, (vii) corporate seals, (viii) all operating records and (ix) operating and maintenance expenditures records including budgets and forecast data) whether in hard copy or electronic format, as applicable, and in each case, of or relating to the Companies or relating to the business or operations of the Express U.S. Pipeline System, but excluding any books and records relating to employees. From and after the Closing Date, each of Contributor and SEP shall preserve all such books and records in its possession relating to the Companies or the operation of the Express U.S. Pipeline System prior to the Closing for a period of six years after the Closing Date and shall make such books and records available to the other Party upon reasonable request. After the expiration of such six-year period, before either Contributor or SEP may dispose of any of such books and records, in its possession, such Party shall give the other Party at least 90 days’ prior notice to such effect, and an opportunity, at its own cost and expense, to remove and retain copies of all or any part of such books and records. Notwithstanding the foregoing, each of Contributor and SEP agrees that it shall preserve and keep all books and records relating to any proceeding, action, claim, suit, investigation or inquiry instituted by or before any Government Entity (whether before or after the Closing Date) for a period of ten years following the conclusion of such investigation if any reasonable possibility exists that such investigation or other proceeding may relate to matters occurring prior to the Closing without regard to the time limitations set forth in this Section 7.2.

Section 7.3 Conduct of Business.

(a) Subject to applicable Law, during the period from the date hereof to the Closing, except (A) as otherwise contemplated by this Agreement or as necessary to effectuate the Transactions, (B) for matters identified on Section 7.3(a) of the Contributor Disclosure Schedule, (C) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters or (D) as SEP otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Contributor shall cause the Companies (I) to conduct the business of the Companies and the Express U.S. Pipeline System in the ordinary course of business, (II) to use their commercially reasonable efforts to preserve intact the business of the Companies and the Express U.S. Pipeline System and their relationships with their material customers, material suppliers and material creditors and (III) to keep in full force and effect present insurance policies or other comparable insurance policies and (y) Contributor shall cause each of the Companies not to, individually or in the aggregate:

(i) sell, lease, license, transfer or dispose of, or acquire, any material assets other than in the ordinary course of business;

(ii) terminate, materially extend or materially modify (A) any Material Contract other than in the ordinary course of business or (B) any Contract with Contributor or any of its Affiliates;

(iii) enter into a Contract (A) that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than Contracts permitted by any other clause of this Section 7.3) or (B) with Contributor or any of its Affiliates;

(iv) amend any of the Organizational Documents of any of the Companies;

(v) issue, sell, pledge, transfer, dispose of or create any Encumbrance (other than Permitted Encumbrances or Encumbrances that will be discharged prior to Closing) on the Contributed Interests or any shares of capital stock or other equity interests of the Companies, or securities convertible into or exchangeable for any Contributed Interests, shares of capital stock or other equity interests of the Companies, or any rights, warrants, options, calls or commitments to acquire any such shares, equity interests or other securities;

(vi) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any of the Contributed Interests;

(vii) settle any proceeding (other than one relating to Taxes, which shall be governed by clause (xiii)) against the Companies unless such settlement (A) requires payment of less than $500,000 by the Companies, (B) involves the unconditional release of the Companies with respect to the subject matter of the proceeding and (C) does not impose any material obligations on the business or operations of the Companies after the Closing;

(viii) hire or engage any employee or consultant or establish, adopt or assume any employee benefit plan, program, agreement or arrangement;

(ix) merge or consolidate with any Person, other than another Company, or adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(x) incur any Indebtedness other than (A) serving as guarantor for any other Company and (B) the Notes;

(xi) make any material change in any of its financial accounting methods and practices, except as required by Law or changes in GAAP;

(xii) make (A) any filings with the FERC or NEB or (B) to the extent material to the Express U.S. Pipeline System, any filings with any other Government Entity, in each case, other than in the ordinary course of business, without prior consultation with SEP;

(xiii) (A) make a change in its accounting of Tax principles, methods or policies, (B) make any new Tax election or change or revoke any existing Tax election, (C) settle or compromise any Tax liability or refund, (D) file any amended Tax Return or claim for refund, or (E) enter into any closing agreement affecting any Tax liability or refund, in the case of any of the foregoing, which are or could reasonably be expected to be material to the business, financial condition or the results of operations of the Companies;

(xiv) make any capital expenditure (or series of related capital expenditures) other than (A) as may be required to comply with Law, (B) as may be reasonably required in response to any damage to or destruction of a Company’s properties or other emergency affecting a Company, (C) in accordance with the Companies’ annual budget previously provided to Buyer, (D) in connection with the Cenex Project or (E) capital expenditures not covered by clauses (A), (B), (C) or (D) that are not in excess of $200,000 in the aggregate per month; or

(xv) authorize or enter into any binding agreement or commitment with respect to any of the foregoing.

Section 7.4 Regulatory Approvals.

(a) Subject to and in accordance with the provisions of this Section 7.4, each of the Parties shall use commercially reasonable efforts to obtain (and shall cooperate fully with the other Parties in obtaining) as promptly as practicable the Contributor Approvals, the SEP Approvals and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement or any of the other Transaction Documents and applicable Laws to consummate and make effective the Transactions as promptly as practicable and in any event no later than the Outside Date. SEP shall pay all filing fees in connection with SEP Approvals. Contributor shall pay all filing fees for all Contributor Approvals.

(b) As promptly as practicable, and in no event later than fifteen Business Days after the date hereof, Contributor and SEP shall (i) promptly make any filings with, or notices to, the Wyoming Public Service Commission and promptly file any supplemental information required or requested in connection therewith and (ii) make all filings and notifications with all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions.

(c) Contributor and SEP may not, without the consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), (i) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Government Entity with additional time to review any or all of the Transactions or (ii) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Government Entity. Each of Contributor and SEP shall use commercially reasonable efforts to supply promptly any information and documentary material that may be requested pursuant to any applicable Laws in connection with such filings or submissions.

(d) Subject to applicable Laws relating to the sharing of information, Contributor and SEP shall promptly notify each other of any communication such other Party receives from any Government Entity (other than communications for purely logistical purposes) and permit such other Party to review in advance any proposed applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Government Entity) by such Party, as applicable, to any Government Entity and shall provide such other Party with copies of all applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Government Entity) between such Party, as applicable, or any of its Representatives, on the one hand, and any Government Entity or members of the staff of any Government Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement and the other Transaction Documents, except with respect to Taxes (which are covered by Section 7.8). Except with respect to Taxes (which are covered by Section 7.8), neither Party shall agree to participate in any meeting or discussion with any Government Entity relating to the matters that are the subject of this Agreement (including in respect of satisfying or obtaining the SEP Approvals and the Contributor Approvals) or any of the other Transaction Documents unless such Party consults with such other Party in advance and, to the extent permitted by such Government Entity, gives such other Party the opportunity to attend and participate at such meeting or discussion. Contributor and SEP shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as each may reasonably request in connection with the foregoing and shall keep each other informed of the status of discussions relating to obtaining or concluding the SEP Approvals and the Contributor Approvals; provided, however, that the foregoing shall not require Contributor and SEP or any of their respective Affiliates (i) to disclose any information that in the reasonable judgment of such Party or any of its respective Affiliates (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose any privileged information or confidential competitive information of such Party or any of its respective Affiliates or (iii) to disclose the valuation of, or any communications analyses or other work product regarding the valuation of, the Contributed Interests, the Total Unit Consideration, the Companies or the Companies’ assets. If either Party seeks to withhold information from any of the other Party for any reason permitted by this Section 7.4(d), such Party, as applicable, shall nonetheless provide a redacted version of the information so withheld to the others and, subject to the requirement that such outside counsel not disclose the unredacted version to any other Person, a complete, unredacted version of the same to the outside legal counsel of the others. Neither Party shall be required to comply with any provision of this Section 7.4(d) to the extent that such compliance would be prohibited by applicable Law.

Section 7.5 Supplemental Disclosure. Any Disclosure Schedule may, from time to time, prior to the tenth day prior to the Closing Date, be supplemented or amended with respect to any event, condition, fact or circumstance that arises or with respect to which Knowledge is first obtained after the date of this Agreement, that would cause or constitute an inaccuracy in, or breach of, any representation or warranty in this Agreement to which such Disclosure Schedule relates. The Person supplementing or amending its Disclosure Schedules (the “Disclosing Party”) shall deliver a copy of the amendment or supplement, which shall clearly identify and highlight the relevant changes to such Disclosure Schedules (the “Supplemental Disclosure”) to

Contributor, if SEP is the Disclosing Party, or to SEP, if Contributor is the Disclosing Party (in each case, the “Receiving Party”). The Receiving Party shall have ten days after receipt of such Supplemental Disclosure (the “Termination Period”) in which to review the Supplemental Disclosure. If a Supplemental Disclosure discloses facts that would constitute a breach of the Disclosing Party’s representations and warranties hereunder and such breach would reasonably be expected to result in the failure of the condition to Closing specified in Section 8.2(a), if Contributor is the Disclosing Party, or Section 8.3(a), if SEP is the Disclosing Party, to be satisfied at the Closing, then SEP, if Contributor is the Disclosing Party, or Contributor, if SEP is the Disclosing Party, may terminate this Agreement by delivering a written notice of termination to the others prior to the expiration of the Termination Period (which termination notice shall specify the representation or warranty breached, identify the specific facts in the Supplemental Disclosure that constitute the breach and describe why the failure of the condition to Closing would reasonably be expected to occur). If a notice of termination is not received with respect to any Supplemental Disclosure within the Termination Period, the Receiving Party will be deemed to have waived its right to terminate with respect to such Supplemental Disclosure and the relevant Disclosure Schedule will be deemed, solely for the purpose of the Receiving Party’s condition to Closing as set forth in Section 8.2(a) or Section 8.3(a), as applicable, and not for any other purpose under this Agreement (including the indemnification provisions in Article X), to be amended and supplemented as described in the Supplemental Disclosure as of the date hereof. For the avoidance of doubt, no Supplemental Disclosure (whether or not a notice of termination is received with respect thereto during the Termination Period) shall be deemed to have amended or supplemented the relevant Disclosure Schedule for purposes of the condition to Closing set forth in Section 8.2(d).

Section 7.6 Insurance; Damage or Casualty Loss.

(a) If between the date hereof and the Closing Date, Contributor and its Affiliates become aware of a loss that has occurred to all or any portion of any Company’s properties prior to the Closing, which such loss is potentially covered by any of the Policies and such loss exceeds the applicable deductible under such Policy, then Contributor and its Affiliates shall cause the applicable Company to file a claim with the applicable insurance carriers and shall pay or cause to be paid to the applicable Company any insurance proceeds received for such loss.

(b) If between the date hereof and the Closing Date, Contributor and its Affiliates become aware of any claim of liability made against any of the Companies or a circumstance arises that may give rise to a liability claim against any Company prior to Closing, such claim or circumstance is potentially covered by any of the Policies and such claim or circumstance exceeds the applicable deductible under such Policy, then Contributor and its Affiliates shall cause the applicable Company to file a claim with the applicable insurance carriers and shall pay or cause to be paid to the applicable Company any insurance proceeds received for such loss.

(c) Between the date hereof and the Closing, Contributor shall not, and shall cause the Companies not to, voluntarily compromise, settle or adjust any amounts payable by reason of any losses or claims referenced in Section 7.6(a) or Section 7.6(b) in excess of $500,000 without first obtaining the written consent of SEP, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.7 Indebtedness. Within 30 days of Closing, SEP shall obtain, or cause to be obtained in the name of SEP or its Affiliates, replacement letters of credit (each a “Replacement Letter of Credit”) for all letters of credit posted by Contributor or any of its Affiliates with respect to the Companies between the date hereof and Closing (each a “Pre-Closing Letter of Credit”); provided, however, that the amount of each Replacement Letter of Credit shall be equal to the product of (a) the aggregate value of the Pre-Closing Letter of Credit being replaced and (b) the Equity Percentage. Following the Closing, SEP shall, and shall cause each of the Companies to, jointly and severally, indemnify and hold harmless Contributor and its Affiliates from and against the Equity Percentage of any and all Losses arising from or relating to any Pre-Closing Letter of Credit with respect to which SEP has not obtained a Replacement Letter of Credit. Contributor shall, and shall cause the Companies to, provide reasonable cooperation to SEP in connection with SEP’s efforts to obtain each Replacement Letter of Credit pursuant to this Section 7.7.

Section 7.8 Tax Matters.

(a) Tax Indemnity by Contributor; Refunds. Subject to Section 10.4(i), Contributor shall be liable for and indemnify the SEP Indemnified Parties for (i) Taxes imposed on or with respect to any of the Companies or for which any of the Companies may otherwise be liable for any taxable year or period that begins before the Closing and ends on or before the Closing Date (a “Pre-Closing Period”) and, with respect to any taxable year or period beginning on or before and ending after the Closing Date (a “Straddle Period”), the portion of such taxable year or period ending at the end of the Closing Date, including any such Taxes for which any Company may be liable as a transferee or successor, (ii) the portion of the Transfer Taxes for which Contributor is liable under Section 7.8(d) or (iii) Taxes attributable to any taxable year or period beginning on or before the Closing Date imposed on any Company under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, other than, in the case of this clause (iii), any such Taxes attributable to any affiliated group of which SEP or any of its Affiliates (other than the Companies) is the common parent; provided, however, the Contributor’s liability for Taxes hereunder shall be reduced to take into account the amount of any such Taxes taken into account in determining the Financial Statements Current Liabilities. To the extent any of the Taxes described in the previous sentence gives rise to any Tax deduction or Tax credit for any SEP Indemnified Party, the amount which shall be payable pursuant to this Section 7.8(a) shall be determined in accordance with the principles set forth in Section 10.8(c). Contributor shall be entitled to any refund of Taxes of the Companies received for any Pre-Closing Period and, with respect to any Straddle Period, for the portion of such taxable year or period ending at the end of the Closing Date; provided, however, the Contributor’s entitlement to a refund of Taxes hereunder shall be reduced to take into account the amount of any such refund of Taxes taken into account in determining the Financial Statements Current Assets. With respect to any Tax, this indemnity, and to the extent the indemnity in Section 10.2 covers the subject matter of this Section 7.8, that indemnity, shall survive until the date that is 90 days after the relevant Tax Authority is no longer entitled to assess or reassess any Person in respect of such Tax.

(b) Computation of Tax Liabilities. For purposes of Section 7.8(a), whenever it is necessary to determine the portion of any Taxes of the Companies for a Straddle Period that is allocable to the portion of such taxable year or period ending at the end of the Closing Date, the determination shall be made, (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, ratably on a per diem basis, and (ii) in the case of any other Taxes, based on an interim closing of the books of the Companies as of the end of the Closing Date; provided that any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on the Closing Date after the Closing shall be deemed for the purposes of Section 7.8(a) to have taken place or arisen after the Closing Date.

(c) Tax Treatment of Tax Indemnity Payments. Any payment by Contributor under Section 7.8(a) will be an adjustment to the Cash Distribution for Tax purposes, to the maximum extent permitted by applicable Law.

(d) Transfer Taxes. All excise, sales, use, gross receipts, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, together with any interest, additions or penalties with respect thereto, arising out of or in connection with, or resulting directly from, the Transactions (“Transfer Taxes”), shall be borne one-half by Contributor and one-half by SEP, except that any interest, additions and penalties that arise as a result of a Person’s failure to timely and properly pay its portion of the Transfer Taxes shall be borne exclusively by such Person. SEP and Contributor shall cooperate in preparing and timely filing with the required Tax Authorities all Tax Returns for or with respect to such Transfer Taxes.

(e) Cooperation with Respect to Taxes. After the Closing Date, to the extent such Tax matters are not already addressed by the Amended Holdco Agreement, SEP and Contributor shall cooperate in good faith in respect of any Tax matters relating to the Companies (including Tax audits, Tax Return preparations, and Tax Return filings) and keep each other reasonably informed about such matters on a timely basis. From and after the Closing, neither SEP nor any of its Affiliates (including the Companies) shall agree to settle any Tax claim that may be the subject of indemnification by Contributor under Section 7.8(a) without the prior written consent of Contributor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Amendments, Etc.

(i) Neither SEP nor its Affiliates (including the Companies) shall, except as otherwise required by Law, (A) re-file or amend any Tax Returns of the Companies for any Pre-Closing Period or for any Straddle Period without the prior written consent of Contributor, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) request an audit by any Tax Authority that may result in an assessment for any Pre-Closing Period or a Straddle Period of a Company without the prior written consent of Contributor, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, Contributor shall not be liable for indemnification for any Taxes that arise as a direct result of a breach by SEP of the covenants contained in this Section 7.8(f)(i).

(ii) Neither Contributor nor any of its Affiliates shall, except as otherwise required by Law, (A) re-file or amend any Tax Returns of the Companies without the prior written consent of SEP, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) request an audit by any Tax Authority that may result in an assessment of a Company without the prior written consent of SEP, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, SEP shall not be liable for indemnification for any Taxes that arise as a direct result of a breach by Contributor of the covenants contained in this Section 7.8(f)(ii).

(g) Cancellation of Certain Tax Sharing Agreements. Prior to the Closing, all Tax allocation, Tax sharing, Tax indemnity and similar agreements, arrangements and understandings between any Company, on the one hand, and Contributor or any of its Affiliates (other than the Companies), on the other hand, shall be terminated with respect to each Company, and no Company will have any Liability under any such agreement, arrangement or understanding after the Closing.

Section 7.9 [Intentionally Omitted]

Section 7.10 Transfer Requirements. Contributor shall take or cause to be taken all actions necessary or appropriate to satisfy or waive the Transfer Requirements applicable to the Transactions and to facilitate the consummation of the Transactions in accordance with the Organizational Documents of Contributor and the Companies and SEP shall cooperate with Contributor and execute or cause to be executed appropriate instruments of assignment, novation, release or termination and other instruments that may be required to effectuate the Transactions and pursuant to the Organizational Documents of Contributor and the Companies.

Section 7.11 Cenex Project.

(a) Without the prior written consent of SEP, Contributor shall cause the Companies not to make or accrue capital expenditures in excess of $25,000,000 in the aggregate in connection with the Cenex Project;

(b) During the period from the date hereof to the Closing, Contributor shall cause the Companies to consult with SEP as to any decision to pursue or not to pursue the Cenex Project and if Contributor, in consultation with SEP, determines to pursue the Cenex Project, Contributor shall cause the Companies to

(i) develop the Cenex Project in accordance with the applicable material contracts and permits, and consult with SEP on a regular basis regarding same (including cooperating with reasonable requests by SEP);

(ii) promptly notify SEP of, and reasonably consult with SEP on, any material event or circumstance that arises affecting any of the Cenex Project; and

(iii) promptly deliver to SEP copies of any notices or correspondence received from, or provided to, any Government Entity or from any party to any contract which is material to the Cenex Project.

Section 7.12 [Intentionally Omitted]

Section 7.13 Transitional Arrangements.

(a) Intercompany Agreements. Prior to or concurrently with the Closing, Contributor shall, and shall cause its respective Affiliates to, terminate all Intercompany Agreements existing prior to the Closing, except for Continuing Intercompany Agreements and Intercompany Agreements that by their terms will cease to include Contributor or its Affiliates (other than the Companies) as parties upon consummation of the Transactions, which shall remain in effect after the Closing Date.

(b) Non-Solicit. SEP and Contributor acknowledge that Section 7.13(e)(i) of the Original Purchase Agreement included certain non-solicitation covenants. In the event of a breach of such provision by the Contributors or their respective Affiliates (as such terms are defined in the Original Purchase Agreement) and upon SEP’s request, Contributor will use commercially reasonable efforts to exercise any rights Contributor may have under the Original Purchase Agreement with respect to such breach.

Section 7.14 Directors and Officers.

(a) SEP acknowledges and agrees that none of SEP or any Company, or any of their respective Affiliates, shall make any claim against, or seek any indemnification from, any present or former partner, director or officer of any Company with respect to the execution of their duties up to the termination of their appointment or under, in connection with, arising out of, resulting from or in any way related to this Agreement, any other Transaction Document, the Transactions or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any other Transaction Document and the Transactions, or otherwise. In addition to and in connection with the foregoing, SEP agrees that, for a period of 10 years following the Closing, it will indemnify and hold harmless each present and former partner, director and officer of any Company (in each case, when acting in such capacity), against the Equity Percentage of any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or within 10 years following the Closing, to the fullest extent that the Companies would have been permitted under applicable Law or their respective Organizational Documents in effect on the date hereof to indemnify such director or officer.

(b) SEP shall not, and shall cause its Affiliates not to, without consent of Contributor (which consent shall not be unreasonably withheld, delayed or conditioned), amend, restate or repeal any Organizational Documents of any Company within six years after the Closing unless such Organizational Document (after giving effect to such amendment, restatement or repeal and applicable Law) would provide for such Company to indemnify and hold harmless each present and former partner, director and officer of such Company (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters in connection with acting in such capacity, to at least the same extent that such indemnification would be provided for under applicable Law or its Organizational Documents in effect on the Closing Date.

(c) If SEP or any Company (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of SEP or such Company, as the case may be, shall assume all of the obligations set forth in this Section 7.14.

(d) Contributor and SEP hereby acknowledge and agree that from and after the Closing each of the present and former partners, directors and officers of any Company shall be an express third-party beneficiary of this Section 7.14. The rights of such partners, directors and officers under this Section 7.14 shall be in addition to any rights such partners, directors and officers may have under the Organizational Documents of the Companies or under any applicable Contracts or Laws.

Section 7.15 [Intentionally Omitted]

Section 7.16 Financial Statements.

(a) After the date of this Agreement and prior to the Closing, Contributor shall deliver to SEP, as soon as reasonably feasible, the 2013 Unaudited Financials and copies of any monthly reports and quarterly or annual financial statements of the Companies, in each case, prepared in the ordinary course after the date of this Agreement and prior to the Closing, in a format historically utilized by the Companies.

(b) No later than 70 days after the Closing Date, Contributor shall deliver the following financial statements to SEP, each on a GAAP basis (including respective balance sheets, statements of income and cash flows and applicable footnotes), in such form as may be required by Rule 3-05(a) of Regulation S-X promulgated under the Securities Act to be filed with the Commission by SEP as a result of the Transactions, together with the unqualified audit opinion of the independent public accountants of the Companies for the financial statements in clause (i) below (collectively, the “Required Financials”): (i) audited consolidated financial statements of the U.S. Holdco (or other consolidation level acceptable to the Securities and Exchange Commission) at and for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 and (ii) unaudited consolidated financial statements on a GAAP basis of U.S. Holdco (or other consolidation level acceptable to the Securities and Exchange Commission) at and for any period(s) for 2013 as may be required by Rule 3-05(a) of Regulation S-X.

(c) From the date hereof until delivery of the Required Financials to SEP in accordance with Section 7.16(b), Contributor shall keep SEP informed, and consult with SEP on a regular basis, with respect to the preparation of the Required Financials, including by promptly providing SEP with copies of any drafts of the Required Financials and promptly informing SEP of any correspondence and communications with the independent public accountants of the Companies relating to the Required Financials.

(d) Contributor shall use its commercially reasonable efforts to cause the independent public accountants of the Companies to provide to SEP no later than the date on which the Required Financials must be filed with the Commission any consent necessary to the filing of the Required Financials with the Commission and any such customary representation letters as are necessary in connection therewith, provided, however, that SEP shall cooperate with and assist Contributor and its Affiliates and the auditors engaged by the Companies, including promptly providing any information reasonably requested by any of them.

(e) SEP and Contributor agree that the liquidated damages owing from Contributor for Contributor’s breach of Section 7.16(b) shall be an amount equal to $1,720,000 (the “Liquidated Damages Payment”). Determination of Contributor’s breach shall not be affected by whether such breach resulted from reasons partially or totally outside of Contributor’s control, except to the extent such breach was caused primarily by SEP. Payment to SEP of the liquidated damages contemplated by this Section 7.16(e) shall be SEP’s sole and exclusive remedy for Contributor’s breach of Section 7.16(b). The liquidated damages so paid will be treated as a reduction in the Cash Distribution for all purposes (including for Tax purposes, to the maximum extent permitted by Law) and Contributor will irrevocably forfeit the right to any such amount payable.

(f) Contributor and SEP acknowledge and agree that (i) the Liquidated Damages Payment constitutes liquidated damages because the potential injury to SEP resulting from Contributor’s breach of Section 7.16(b) is uncertain and difficult to quantify, (ii) the amount of the Liquidated Damages Payment is reasonable and considers (A) the actual or anticipated harm that could be caused by Contributor’s breach of Section 7.16(b), (B) the difficulty of proving the loss arising from any such potential breach and (C) the difficulty of finding another, adequate remedy at law and (iii) the Liquidated Damages Payment is structured to function as damages resulting from Contributor’s breach and not as a penalty.

Section 7.17 [Intentionally Omitted]

Section 7.18 Intercompany Payables and Intercompany Receivables. Prior to the Closing, Contributor shall (and shall cause its Affiliates, if applicable, to) cancel and extinguish any and all Non-Ordinary Course Intercompany Payables and Non-Ordinary Course Intercompany Receivables.

Section 7.19 Third-Party Consents; Assignments. From the date of this Agreement and for up to one year after the Closing Date, Contributor shall use commercially reasonable efforts to obtain (and SEP shall cooperate with Contributor’s efforts to obtain) all consents, approvals, waivers, authorizations, notices or filings required to be obtained by any Company from, or to be given by any Company to, or made by any Company with, any Person that is not a Government Entity pursuant to the Contracts set forth on Section 7.19 of the Contributor Disclosure Schedule and any other Contracts, if any, to which a Company is a party and as to which a consent, approval, waiver, authorization, notice or filing is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions.

Section 7.20 Third-Party Indemnification. If at any time after the Closing, SEP or the Companies is subject to a claim that is reasonably expected to give rise to Losses for SEP or the Companies in excess of $2,500,000 that SEP reasonably believes would be covered under Section 7.20 of the Original Purchase Agreement, then upon SEP’s request, Contributor will use commercially reasonable efforts to exercise its rights under Section 7.20 of the Original Purchase Agreement to the extent applicable. If such exercise results in a recovery in favor of Contributor, then Contributor shall, following receipt of payment in respect of such recovery, transfer to SEP and the Companies the amount, if any, by which such recovery exceeds all Losses incurred or to be incurred by Contributor in respect of or related to Contributor’s pursuit of such claim and/or pursuit of indemnification in respect thereof on an after-Tax basis, except to the extent the indemnification rights of Contributor or any of its Affiliates pursuant to the Original Purchase Agreement and the exercise thereof in respect of any claim or claims would be limited or reduced by the satisfaction of SEP’s request and, provided that, SEP and its Affiliates (including the Companies) agree to indemnify, hold harmless and defend, Contributor and its Affiliates from and against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities arising in connection with pursuing or satisfying SEP’s request, including in connection with any demand, claim, counterclaim, cross claim or other action, suit, proceeding or investigation, without defense, offset or counterclaim of any kind.

Section 7.21 [Intentionally Omitted]

Section 7.22 Tax Treatment; Section 704(c); Transaction Recourse Debt.

(a) The Parties intend that the contribution of the Contributed Interests to SEP and the Cash Distribution by SEP (each as described in Article II) are properly characterized as transactions, respectively, described in Section 721(a) and 731 of the Code. The Parties acknowledge and agree that, because the U.S. Holdco, Express Pipeline LLC and Platte Pipe Line Company are all disregarded entities prior to the Closing, the contribution of the Contributed Interests to SEP shall be treated as a contribution of the Equity Percentage of each underlying asset of such entities to SEP, followed by a contribution of such proportionate part of these assets by SEP, and the remaining part of these assets by Contributor, to a new partnership constituted by the U.S. Holdco for U.S. federal and any applicable state and local tax purposes.

(b) The Parties hereby agree that, for purposes of applying Section 704(c) of the Code to the transactions contemplated by this Agreement, each of SEP and the U.S. Holdco shall adopt the remedial method under Treasury Regulation Section 1.704-3(d) with respect to the difference between fair market value and adjusted tax basis, as of the Closing Date, of the assets treated as having been contributed to it for U.S. federal income tax purposes (“Built-in Gain”). For purposes of determining Built-in-Gain pursuant to this Section 7.22(b), the Parties shall agree to cooperate in good faith in the preparation of a schedule reflecting the relative fair market value of the assets deemed contributed to SEP pursuant to Section 7.22(a) (“Allocation Schedule”). Within 90 days following the Closing,

Contributor shall submit a draft Allocation Schedule to SEP for its review and reasonable comment. Within 15 days after the receipt of such draft Allocation Schedule, SEP shall submit any comments it may have to the draft Allocation Schedule to Contributor, and Contributor shall consider these comments in good faith. Within 15 days after receipt of such comments, Contributor shall prepare, and submit to SEP, a final Allocation Schedule.

(c) The Parties understand and agreed that, prior to the Closing, SEP shall borrow (such borrowing, the “Transaction Debt”) an amount equal to the Cash Distribution (properly taking into account the possibility of a Post-Closing Adjustment Distribution by SEP) under indebtedness that constitutes an MLP GP Recourse Liability. The Parties have agreed to take such steps as may be appropriate to cause the proceeds of the Transaction Debt to be allocable to the Cash Distribution pursuant to Treasury Regulation Section 1.707-5(b)(1) and Temporary Treasury Regulation Section 1.163-8T. The Parties intend that the Cash Distribution paid to Contributor shall qualify as a “debt-financed transfer” not taken into account as part of a “disguised sale” of property contributed to SEP under Treasury Regulation Sections 1.707-3 and 1.707-5(b).

(d) During the greater of (i) the original term to maturity of the Transaction Debt (but in any event no longer than 10 years) and (ii) the period ending on the fourth anniversary of the Closing Date, the Parties shall ensure (and shall cause their respective Affiliates to ensure) that Contributor’s “allocable share” of the Transaction Debt (or any “refinancing” of such borrowing treated as the liability it refinances pursuant to Treasury Regulation Section 1.707-5(c)) will not be less than the entire outstanding principal balance of the Transaction Debt outstanding immediately after the Closing.

(e) The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 7.22, except with the prior written consent of Contributor or as otherwise required by applicable Law following a final determination by the U.S. Internal Revenue Service or a Government Entity with competent jurisdiction.

Section 7.23 SEP Equity Offerings. SEP shall not, and shall cause its subsidiaries not to, use SEP Restricted Equity Proceeds for any purposes other than the funding of capital expenditures of SEP or any of its subsidiaries (including any acquisitions, mergers or joint ventures).

Section 7.24 Net Worth of Contributor. Contributor will maintain a net value (as determined pursuant to the principles of Treasury Regulation Section 1.752-2(k)(2), applying those principles as if Contributor were a disregarded entity for federal income tax purposes) that is not less than the principal amount of the Transaction Debt outstanding immediately after the Closing, together with all other indebtedness of SEP that constitutes an MLP GP Recourse Liability, which amount will be reduced by principal payments by SEP on such indebtedness and which amount will not be increased by any new borrowings by SEP.

Section 7.25 Further Assurances. Each of the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Obligations of SEP and Contributor. The obligations of Contributor and SEP to effect the Closing are subject to the satisfaction (or waiver), at or prior to the Closing, of each of the following conditions:

(a) Approvals. All Contributor Approvals and SEP Approvals shall have been satisfied or obtained.

(b) No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a Government Entity, and no Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Transactions shall be in effect.

(c) Closing of Other Agreements. The conditions to closing in the Securities Purchase Agreement shall have been satisfied or waived in accordance with its terms, and the parties to such agreement shall have indicated that they are ready, willing and able to consummate the transactions contemplated thereby.

Section 8.2 Conditions to the Obligations of SEP. The obligation of SEP to effect the Closing is subject to the satisfaction (or waiver), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Contributor set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Corporate Authorization), 3.3 (Ownership of the Securities) and 3.4(a) (Non-Contravention), and in Sections 5.1 (Organization and Good Standing), 5.2 (Corporate Authorization), 5.3 (Capitalization), 5.4 (Non-Contravention), and 5.8(b) (Absence of Changes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the other representations and warranties of Contributor set forth in Article III and Article V shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that, notwithstanding anything to the contrary contained in this Section 8.2(a), any materiality or “Material Adverse Effect” qualifiers in this Agreement that describe the contents of a section or subsection of the Contributor Disclosure Schedule shall not be disregarded.

(b) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing by Contributor shall have been duly performed by Contributor in all material respects.

(c) Certificate. SEP shall have received a certificate, signed by a duly authorized officer of Contributor and dated the Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied with respect to Contributor.

(d) No Material Adverse Effect. Since the date of this Agreement, except for any event, state of facts or circumstances disclosed to SEP in the Disclosure Schedules (but, excluding for purposes of this Section 8.2(d), any Supplemental Disclosure), no event, state of facts or circumstances shall have occurred that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Section 8.3 Conditions to the Obligations of Contributor. The obligation of Contributor to effect the Closing is subject to the satisfaction (or waiver by Contributor), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of SEP set forth in Article VI shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent or materially delay or impair the ability of SEP to consummate the Transactions and perform its obligations under this Agreement.

(b) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing by SEP shall have been duly performed by SEP in all material respects.

(c) Certificate. Contributor shall have received a certificate, signed by a duly authorized officer of SEP and dated the Closing Date, to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Contributor and SEP.

Section 9.2 Termination by Contributor or by SEP. This Agreement may be terminated at any time prior to the Closing by Contributor or by SEP:

(a) by giving written notice of such termination to SEP, in the case of a termination by Contributor, or to Contributor, in the case of a termination by SEP, if the Closing shall not have occurred on or prior to September 3, 2013 (such date, as it may be extended pursuant to the provisions hereof, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to Contributor or to SEP where the failure of Contributor or the failure of SEP, as applicable, to fulfill its obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date;

(b) by giving written notice of such termination to SEP, in the case of a termination by Contributor, or to Contributor, in the case of a termination by SEP, if any court of competent jurisdiction or a Government Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.2(b) shall not be available to Contributor or to SEP where the failure of Contributor or the failure of SEP, as applicable, to fulfill any of its obligations under this Agreement has caused or resulted in such order, decree, ruling or action; or

(c) by giving written notice of such termination to SEP, in the case of a termination by Contributor, or to Contributor, in the case of termination by SEP, pursuant to Section 7.5.

Section 9.3 Termination by Contributor. This Agreement may be terminated at any time prior to the Closing by Contributor if there has been a breach of any representation, warranty, covenant or agreement made by SEP in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Contributor to SEP and (ii) one Business Day prior to the Outside Date; provided that Contributor is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, Section 8.2(a) or Section 8.2(b) not to be satisfied.

Section 9.4 Termination by SEP. This Agreement may be terminated at any time prior to the Closing by SEP if there has been a breach of any representation, warranty, covenant or agreement made by Contributor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by SEP to Contributor and (ii) one Business Day prior to the Outside Date; provided that SEP is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, Section 8.3(a) or Section 8.3(b) not to be satisfied.

Section 9.5 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or its respective Affiliates, or its or their respective partners, directors, officers or employees, pursuant to this Agreement except for the obligations of Contributor and SEP contained in this Section 9.5 and in Article XI (and any related definitional provisions set forth in Article I). Notwithstanding the foregoing, nothing in this Section 9.5 shall relieve Contributor or SEP from liability for any willful breach of this Agreement that arose prior to such termination.

ARTICLE X

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 10.1 Survival. (a) The representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Corporate Authorization), 3.3 (Ownership of the Securities), 3.4(a) (Non-Contravention), 5.1 (Organization and Good Standing), 5.2 (Corporate Authorization), 5.3 (Capitalization), 5.4 (Non-Contravention), and 5.19 (No Brokers or Finders) of this Agreement (collectively, the “Fundamental Representations”) shall survive indefinitely, (b) the representations and warranties in 5.14 (Employee Benefit Matters) and 5.16 (Tax Matters) shall survive the Closing until the date that is 90 days after the expiration of the applicable statute of limitations with respect thereto (taking into account any extensions or waivers thereof), (c) the representations and warranties in Section 5.12 (Properties) and Section 5.13 (Environmental Matters) shall survive for a period of three years from the Original Purchase Closing Date and (d) all other representations and warranties in this Agreement shall survive the Closing for a period of 20 months from the Original Purchase Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Section 10.2 or Section 10.3 thereafter). All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing. The period during which any such representation and warranty survives is the “Survival Period” for such representation and warranty. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect to Losses in respect of which notice, in reasonable detail, is given pursuant to this Agreement prior to the end of the Survival Period for such representation or warranty until such Losses are finally resolved and paid. For the avoidance of doubt, Contributor’s obligations with respect to the Retained Liabilities shall survive indefinitely.

Section 10.2 Indemnification by Contributor.

(a) Subject to the limitations set forth in Section 10.4, Contributor hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless, without duplication, SEP, its Affiliates (including the Companies) and their respective directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “SEP Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the SEP Indemnified Parties, to the extent arising out of:

(i) any breach of any representation or warranty made by Contributor in Article III or Article V of this Agreement for the period such representation or warranty survives;

(ii) any breach by Contributor of any covenant or agreement made by Contributor in this Agreement; and

(iii) the Retained Liabilities.

(b) For purposes of this Section 10.2, whether any representations and warranties have been breached, and the determination and calculation of any Losses resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material” and the term “Material Adverse Effect”).

Section 10.3 Indemnification by SEP.

(a) Subject to the limitations set forth in Section 10.4, SEP hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Contributor and its Affiliates, directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Contributor Indemnified Parties” and collectively with the SEP Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the Contributor Indemnified Parties, to the extent arising out of:

(i) any breach of any representation or warranty made by SEP in Article VI for the period such representation or warranty survives; and

(ii) any breach of any covenant or agreement of SEP in this Agreement.

(b) For purposes of this Section 10.3, whether SEP has breached any of its representations and warranties herein, and the determination and calculation of any Losses resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material” and the term “Material Adverse Effect”).

Section 10.4 Limitations.

(a) Except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 5.16 or (B) any of the Fundamental Representations, Contributor shall be liable to the SEP Indemnified Parties for any Losses with respect to the matters contained in Section 10.2(a)(i) unless and until the aggregate of all Losses therefrom for which Contributor would otherwise be liable exceeds an amount equal to $20 million less Losses claimed under the Securities Purchase Agreement or the Original Purchase Agreement, without duplication, and not recovered under either such agreement because and to the extent the “Deductible” under either such agreement had not been satisfied (the “Deductible”), after which Contributor shall only be liable for Losses in excess of the Deductible.

(b) Except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 5.16 or (B) any of the Fundamental Representations, Contributor shall not be liable to the SEP Indemnified Parties with respect to the matters contained in Section 10.2(a)(i) for any individual Loss (or series of related Losses arising from a common set of facts), except to the extent such individual Loss (or series of related Losses arising from a common set of facts) exceeds $300,000 (the “Mini-Basket”), and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Mini-Basket will not be aggregated for purposes of calculating the Deductible in Section 10.4(a).

(c) In no event shall Contributor’s aggregate liability to the SEP Indemnified Parties for Losses with respect to the matters contained in Section 10.2(a)(i) exceed $156 million less Losses claimed under the Securities Purchase Agreement or the Original Purchase Agreement, without duplication, and recovered under either such agreement (the “Cap”), except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 5.16 or (B) any of the Fundamental Representations, in which case Contributor’s aggregate liability to SEP Indemnified Parties pursuant to Section 10.2(a)(i) for such Losses shall not exceed the Cash Distribution.

(d) In no event shall SEP’s aggregate liability to the Contributor Indemnified Parties for Losses with respect to matters contained in Section 10.3(a)(i) exceed $156 million, less Losses claimed and recovered under the Securities Purchase Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, should any SEP Indemnified Party have a claim for indemnification for Losses hereunder and such Losses are subject to indemnification under the Original Purchase Agreement, then SEP shall cause each Company that suffered such Losses (if indemnified under the Original Purchase Agreement or, if not, then the other SEP Indemnified Parties) to seek to recover such Losses under the Original Purchase Agreement to the extent indemnification is available thereunder and no SEP Indemnified Parties shall be entitled to seek recovery hereunder for such Losses unless, and then only to the extent that, full recovery is not achieved pursuant to the Original Purchase Agreement. Any SEP Indemnified Party that asserts a claim for Losses under the Original Purchase Agreement shall seek to recover 100% of the Losses suffered by the applicable Company (and not just the Equity Percentage thereof) and SEP shall pay, or cause the applicable SEP Indemnified Party to pay, such recovered amounts to the applicable Company. As to any Losses claimed by an SEP Indemnified Party and suffered by a Company, 100% of such Losses (and not just the Equity Percentage thereof) shall be counted towards the Deductible and the Cap hereunder.

(f) Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or the Original Purchase Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, in no event shall an Indemnifying Party be liable under this Article X for any exemplary, punitive, special, consequential, incidental or indirect damages, including lost profits or diminution of value or any loss of goodwill or possible business after the Closing, whether actual or prospective, except to the extent any such damages are included in any Third-Party Claim against a SEP Indemnified Party for which such SEP Indemnified Party is entitled to indemnification under this Agreement.

(h) Each Indemnified Party shall use commercially reasonable efforts to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts. Without limiting the generality of the foregoing, after an Indemnified Party acquires knowledge of any fact or circumstance that results in or reasonably would be expected to result in an indemnified Loss or a Third-Party Claim for which the Indemnifying Party may have Liability to such Indemnified Party, such Indemnified Party shall notify the Indemnifying Party promptly and implement such reasonable actions as the Indemnifying Party shall request in writing for the purposes of mitigating the possible Losses arising therefrom.

(i) Notwithstanding anything herein to the contrary, to the extent any SEP Indemnified Party other than the Companies has a claim under Section 10.2(a)(i) or under Section 7.8(a) for Losses suffered by the Companies, such SEP Indemnified Party shall only be entitled to recover the Equity Percentage of such Losses.

Section 10.5 Third-Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (other than those relating to Taxes, which are the subject of Section 7.8) (a “Third-Party Claim”) such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third-Party Claim, notify the party or parties from whom indemnification is sought (collectively, the “Indemnifying Party”) in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). However, the failure to give prompt notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced. The Indemnifying Party shall have 15 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim. For purposes of this Article X, any existing or future claims related to the Retained Liabilities shall be subject to the same procedures as Third-Party Claims.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ a single separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnified Party shall participate in such defense and employ separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. For the avoidance of doubt, nothing in this Section 10.5 shall be construed as a waiver by an Indemnified Party or an Indemnifying Party of any privilege, including any privilege associated with separate counsel as described herein.

Section 10.6 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article X, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party (provided, that, in the event of a good faith dispute with respect to a Loss, the Indemnifying Party shall promptly pay the portion of such Loss, if any, that is not subject to dispute). In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than 30 days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties to such dispute have agreed to submit thereto.

Section 10.7 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 10.2 or Section 10.3 hereof shall be treated as adjustments to the Cash Distribution to the maximum extent permitted by applicable Tax Law.

Section 10.8 Adjustments to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds, shall be deducted. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article X, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b) Cash Distribution Adjustment. In calculating the amount of any Loss for which SEP is entitled to indemnification hereunder, the amount of any reserve or other negative provision related to such Loss shall be deducted to the extent reflected in the Final Statement and taken into account for any adjustment to the Cash Distribution in accordance with Section 2.3 and Section 2.4.

(c) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any Tax benefit (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the party claiming such Loss. The amount of adjustment for any such Tax benefit shall equal (i) in the case of a Tax deduction, (A) the amount of the Tax deduction multiplied by (B) the applicable combined federal, state and provincial corporate income tax rates in effect for the year in which the applicable indemnity payment is made or (ii) in the case of a Tax credit, 100%. In the case of any Tax deduction that will be recognized, or any Tax credit that will be utilized, in taxable years after the year in which the indemnity payment is made, the Tax benefit shall be discounted using a discount rate equal to 5%.

(d) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article X, the Indemnified Party shall promptly remit to the Indemnifying Party the amount, if any, by which (i) the sum of (A) the amount paid by the Indemnifying Party to such Indemnified Party in respect of such Loss plus (B) the amount received from the third party in respect thereof, exceeds (ii) the full amount of the Indemnifying Party’s portion of such Loss.

Section 10.9 Remedies; Exclusive Remedy. Except in the case of fraud and as otherwise provided in Section 11.9, the rights and remedies under this Article X are exclusive and in lieu of any and all other rights and remedies that the Contributor Indemnified Parties may have against SEP or that the SEP Indemnified Parties may have against Contributor under this Agreement or otherwise with respect to the Companies, the Contributed Interests or any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement. Each of the Parties expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party and its respective Affiliates, now or in the future under any Law with respect to the Transactions. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to the Transactions.

Section 10.10 Tax Indemnification. To the extent that Contributor or SEP may be liable for indemnification for any Taxes under both Section 7.8 and this Article X, Contributor or SEP, as applicable, shall only be liable under Section 7.8.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to Contributor and SEP, respectively, at the following addresses or facsimile numbers (or at such other address or facsimile number for Contributor and SEP as shall be specified for such purpose in a notice given in accordance with this Section 11.1):

To SEP:

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Facsimile: 713-627-5536

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Andrews Kurth LLP

1350 I Street, NW, Ste. 1100

Washington, DC 20005

Facsimile: 202-662-2739

Attn: William J. Cooper

To Contributor:

Spectra Energy Partners (DE) GP, LP

c/o Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Facsimile: 713-627-5536

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana St., Ste. 6000

Houston, TX 77002

Facsimile: 713-495-7799

Attn: Cliff W. Vrielink

Section 11.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Person signatory hereto, or in the case of a waiver, by the Person against whom the waiver is to be effective. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article X hereof.

Section 11.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of SEP and Contributor and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of any Party or any entity that directly or indirectly controls any Party shall constitute an assignment hereunder), without the prior written consent of the others, except as provided in Section 11.5, and any attempted or purported assignment in violation of this Section 11.3 shall be null and void; provided that, after the Closing, (a) SEP may, in its sole discretion, without the consent of Contributor assign all or a portion of its rights and/or obligations under this Agreement to an Affiliate of SEP and (b) Contributor may, without the consent of SEP, assign all or a portion of its rights and/or obligations under this Agreement to an Affiliate; provided that, in either case, (i) such assignment shall not relieve the assigning party of its obligations hereunder, (ii) such assignment shall not have any adverse tax consequence to the non-assigning party or parties and (iii) the assigning Person shall within ten Business Days of such assignment notify all parties to this Agreement about such assignment, including providing copies of the documentation pursuant to which such assignment was effectuated. From and after the Closing, each Person that is an Indemnified Party but not a party to this Agreement, shall be an express third-party beneficiary of Section 7.14. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.4 Entire Agreement. This Agreement (including all Schedules and Exhibits), and the other Transaction Documents contain the entire agreement among Contributor and SEP with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.5 Fulfillment of Obligations. Any obligation of any Person signatory hereto to any other Person signatory hereto under this Agreement or any of the other Transaction Documents that is performed, satisfied or fulfilled completely by an Affiliate of such Person signatory hereto shall be deemed to have been performed, satisfied or fulfilled by such Person signatory hereto. Each party to each of the Transaction Documents shall cause its Subsidiaries and Affiliates to perform all actions, agreements and obligations set forth herein or therein requiring the performance of any such Subsidiary or Affiliate (including any entity that becomes a Subsidiary or Affiliate of such party on or after the date hereof).

Section 11.6 [Intentionally Omitted]

Section 11.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Person signatory hereto incurring such costs and expenses.

Section 11.8 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of laws rules thereof (other than New York General Obligations Law Sections 5-1401 and 5-1402).

(b) Except as otherwise set forth in this Agreement, all actions, suits or proceedings arising out of or relating to this Agreement, any of the other Transaction Documents or the consummation of the Transactions shall be heard and determined exclusively in United States District Court for the Southern District of New York or any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action, suit or proceeding, such action, suit or proceeding shall be heard and determined exclusively in any state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, Contributor and SEP hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or New York state court sitting in the Borough of Manhattan of The City of New York for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, any of the other Transaction Documents or the consummation of the Transactions brought by any of them, (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or the Transactions may not be enforced in or by any of the above-named courts and (iii) irrevocably consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such action, suit or proceeding and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.8(C).

Section 11.9 Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, a Party, in the case of a breach by the other Party, shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement prior to the Closing.

Section 11.10 Disclosure Schedules. Except with respect to any Supplemental Disclosure, which is governed by Section 7.5, the disclosure of any matter in any section or subsection of the Contributor Disclosure Schedule or the SEP Disclosure Schedule (collectively, the “Disclosure Schedules”), as applicable, shall be deemed to be a disclosure under the respective Person’s Disclosure Schedule for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent. The mere inclusion of any item in any section or subsection of any of the Disclosure Schedules, as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by any of the Parties, as applicable, or to otherwise imply, that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or that such item represents a determination that the Transactions require the consent of any third party. The sections or subsections of each Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement. Matters disclosed in any section or subsection of any of the Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. To the extent cross-references are set forth in any section or subsection of any of the Disclosure Schedules, such cross-references are intended solely for convenience and are by no means intended as a statement of limitation as to where disclosure is relevant or appropriate. The reference to any Contract or other documents or materials in any section or subsection of any of the Disclosure Schedules shall be deemed to incorporate by reference, for all purposes set forth in this Section 11.10 and the remainder of this Agreement, all terms and conditions of, and schedules and annexes to, such Contract or other document to the extent made available, prior to the date of this Agreement, to SEP and its Representatives or Contributor and its Representatives, as applicable. Headings inserted in the sections or subsections of any of the Disclosure Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.12 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.14 Action by SEP. With respect to any action (including any case where the agreement of, or selection by, SEP is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by SEP prior to or after the Closing Date with respect to, or in connection with, the subject matter hereof, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of SEP.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized representative of each signatory set forth below as of the date first written above.

CONTRIBUTOR:

SPECTRA ENERGY PARTNERS (DE) GP, LP

By: Spectra Energy Partners GP, LLC, its general partner

By:	/s/ Guy G. Buckley
	Name:	Guy G. Buckley
	Title:	Vice President and Treasurer

SEP:

SPECTRA ENERGY PARTNERS, LP

By: Spectra Energy Partners (DE) GP, LP, its general partner

By: Spectra Energy Partners GP, LLC, its general partner

	By:	/s/ Julie A. Dill
Name: Julie A. Dill
Title: President and Chief Executive Officer

Signature Page to Contribution Agreement